AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5,
1999
                                          REGISTRATION NO.


               U.S. SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C.  20549
                         ____________________

                              FORM SB-2
       REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                        _____________________

                      LAKOTA TECHNOLOGIES, INC.
            (Name of small business issuer in its charter)
                        _____________________


   COLORADO                   138203                   58-2230297

(State or other         (Primary Standard            (IRS Employer
jurisdiction of        Classification Code           Identification
incorporation or             Number)                     Number)

                        _____________________

                        2849 Paces Ferry Road
                              Suite 710
                        Atlanta, Georgia 30339
                            (770) 433-8250

       (Address and telephone number of Registrant's principal
          executive offices and principal place of business)
                        _____________________

                         R.K. (Ken) Honeyman
                        2849 Paces Ferry Road
                              Suite 710
                        Atlanta, Georgia 30339
                            (770) 433-8250

      (Name, address and telephone number of agent for service)
                        _____________________

                              COPIES TO:

                       Brian A. Lebrecht, Esq.
                           Cutler Law Group
                 610 Newport Center Drive, Suite 800
                       Newport Beach, CA 92660
                         ____________________

           Approximate Date of Proposed Sale to the Public.
As soon as practicable after this Registration Statement becomes effective.

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(C) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering. [   ]

If delivery of the prospectus is expected to be made pursuant to
Rule 434, check the following box. [   ]

                         ____________________

                   CALCULATION OF REGISTRATION FEE

TITLE OF EACH CLASS OF                        AMOUNT             PROPOSED MAXIMUM         PROPOSED MAXIMUM   AMOUNT OF
SECURITIES TO BE REGISTERED                   BEING              OFFERING PRICE           AGGREGATE          REGISTRATION
                                              REGISTERED         PER SHARE (1)            OFFERING PRICE     FEE

Common Stock offered for sale                 10,000,000         $0.19                    $1,900,000         $528.20

Common Stock issuable upon conversion of      10,000,000         $0.075(2)                $750,000           $208.50
Convertible Promissory Note

Common Stock issuable as interest on          1,600,000          $0.075(2)                $120,000           $33.36
Convertible Promissory Note (3)

Common Stock issuable upon exercise           5,000,000          $0.085(4)                $425,000           $118.15
Warrants

Common Stock issuable upon exercise           2,000,000          $0.10                    $200,000           $55.60
of Warrants (5)

Common Stock issuable upon exercise           2,750,000          $0.15                    $412,500           $114.68
of Warrants (5)

Common Stock issuable upon exercise           750,000            $0.20                    $150,000           $41.70
of Warrants (5)

Common Stock issuable upon exercise           500,000            $0.28                    $140,000           $38.92
of Warrants (5)

Common Stock of certain selling shareholders  5,390,000          $0.19                    $1,024,100         $284.70

       Total Registration Fee                                                                                $1,423.21


     1  ESTIMATED SOLELY FOR THE PURPOSE OF CALCULATING THE REGISTRATION FEE PURSUANT TO RULE 457.  BASED ON THE
        CLOSING PRICE FOR THE REFERENCED COMMON STOCK ON THE NASDAQ OVER-THE-COUNTER BULLETIN BOARD ON OCTOBER 1, 1999.
     2  THE CONVERTIBLE PROMISSORY NOTE IS CONVERTIBLE AT A PERCENTAGE OF THE PRICE FOR THE COMPANY'S COMMON STOCK ON THE
        NASDAQ OVER-THE-COUNTER BULLETIN BOARD ON THE DAY IMMEDIATELY PRECEDING THE CONVERSION.  THE PRICE REFLECTS CONVERSION
        IN THE EVENT THAT COMPANY'S COMMON STOCK DROPS TO A PRICE OF $0.10 AT THE STANDARD PERCENTAGE CONV
     3  REFLECTS POTENTIAL PAYMENT OF THE 8% INTEREST ON THE CONVERTIBLE PROMISSORY NOTE FOR A PERIOD OF 24 MONTHS FROM
        ISSUANCE.  THE PRICING IS CALCULATED AS SET FORTH IN FOOTNOTE 2 HEREOF.
     4  THE WARRANTS ARE EXERCISABLE AT 50% OF THE LOWER OF (I) THE CLOSING BID PRICE ON THE DAY IMMEDIATELY PRIOR TO THE
        EXERCISE, OR (II) THE CLOSING BID PRICE ON AUGUST 24, 1999 (WHICH WAS $0.17).  THE PRICE REFLECTS A PRICE OF $0.17
        PER SHARE FOR THE COMMON STOCK, PRIOR TO APPLYING THE 50% DISCOUNT.
     5  SEE "SELLING SHAREHOLDERS".


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                      LAKOTA TECHNOLOGIES, INC.

                        Cross-Reference Sheet

FORM SB-2 ITEM NUMBER AND HEADING                     CAPTION OR LOCATION IN PROSPECTUS

1.   Front of the Registration Statement
     and Outside Front Cover of
     Prospectus                                       Outside Front Cover Page

2.   Inside Front and Outside Back Cover
     Pages of Prospectus                              Inside Front and Outside Back
                                                      Cover Pages

3.   Summary Information and Risk Factors             Prospectus Summary;
                                                      Risk Factors

4.   Use of Proceeds                                  Use of Proceeds

5.   Determination of Offering Price                  Not
                                                      Applicable

6.   Dilution                                         Dilution

7.   Selling Security Holders                         Selling Stockholders

8.   Plan of Distribution                             Plan of Distribution

9.   Legal Proceedings                                Not Applicable

10.  Directors, Executive Officers, Promoters
     and Control Persons                              Management Directors and
                                                      Executive Officers

11.  Security Ownership of Certain Beneficial
     Owners and Management                            Principal Stockholders

12.  Description of Securities                        Description of Securities

13.  Interest of Named Experts and Counsel            Legal
     Matters; Experts

14.  Disclosure of Commission Position on
     Indemnification for Securities Act
     Liabilities                                      Management   Indemnification
                                                      of Directors and Officers

15.  Organization Within Last Five Years              Certain
     Transactions

16.  Description of Business                          Business


17.  Management's Discussion and Analysis or
     Plan of Operation                                Management's Discussion and
                                                      Analysis of Financial
                                                      Condition and Results of
                                                      Operations

18.  Description of Property                          Business   Facilities

19.  Certain Relationships and Related
     Transactions                                     Certain Transactions

20.  Market for Common Equity and Related
     Stockholder Matters                              Outside Front Cover
                                                      Page; Dividend
                                                      Policy; Description
                                                      of Securities; Price
                                                      Range of Securities

21.  Executive Compensation                           Executive Compensation

22.  Financial Statements                             Financial Statements

23.  Changes in and Disagreements with
     Accountants on Accounting and
     Financial Disclosure                             Not applicable

PROSPECTUS        37,990,000 Shares of Common Stock

                      LAKOTA TECHNOLOGIES, INC.

                              [Logo]

       Lakota Technologies, Inc. is registering 10,000,000 shares for sale to investors by the Company. The Shares will be sold at or below prevailing market prices by the Company.

       Lakota Technologies, Inc. is also registering up to 27,990,000 shares for sale by (i) investors in Lakota Technologies that purchased Convertible Notes, common stock, and warrants (up to 24,100,000 shares), (ii) a member of the Company's Board of Directors (1,300,000), and (iii) Consulting Firms and the Company's Legal Counsel (2,590,000 shares). See "Selling Stockholders", "Description of Securities," "Experts."

       Lakota Technologies' Common Stock is traded on the Nasdaq over-the-counter market under the symbol "LAKO." All of the common stock registered by this Prospectus will be sold by the selling shareholders at the prevailing market price when they are sold. On October 1, 1999, the last reported sale price for the Common Stock on the Nasdaq over-the-counter market was $0.19 per share. See "Price Range of Securities."

INVESTING IN THE COMMON STOCK INVOLVES RISKS.  SEE "RISK FACTORS"
                         BEGINNING ON PAGE 5.

                         ___________________

       NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

       There is no underwriter for any of the securities offered.
See "Plan of Distribution."

            THE DATE OF THIS PROSPECTUS IS OCTOBER 5, 1999

                          PROSPECTUS SUMMARY

         You should read the following summary together with the more detailed information and the financial statements and notes thereto appearing elsewhere in this Prospectus. This Prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled "Risk Factors," "Managements Discussion and Analysis of Financial Condition and Results of Operations" and "Business" contain a discussion of some of these factors that could contribute to those differences.

                      LAKOTA TECHNOLOGIES, INC.

       We are a holding company which, through the operations of our three wholly-owned subsidiaries, is engaged in two very distinct business sectors. The first, which we have been involved in since early 1997, is oil and gas exploration and operations. Our subsidiary, Lakota Oil and Gas, Inc.'s strategy is to invest with joint partners in oil and gas exploration projects that already underway. The target joint partners are larger, well-financed entities that have access to greater pools of resources which we believe will result in enhanced success rates. This strategy emphasizes a balanced, risk-spreading approach to create what we believe to be the maximum return on investment.

       We are also involved in the rapidly growing high technology Internet sector. We recently completed two acquisitions which provided our means of entry into this exciting arena. Our subsidiary, 2-Infinity.com, Inc., provides low-cost, high-speed, dedicated Internet access, focusing on the hotel and multiple residential markets. Our subsidiary, AirNexus, Inc., is a retail provider of commercial voice and data services with an emphasis on wireless, or ethernet, networks. 2-Infinity and AirNexus gave us the opportunity to diversify from our traditional oil and gas business into the exciting world of high technology and the Internet.

       We maintain an Internet website at http://www.lakotatech.com.

                             OUR OFFICES

       Our offices are located at 2849 Paces Ferry Road, Suite 710, Atlanta, Georgia 30339. Our telephone number is (770) 433-8250.

                             THE OFFERING

SECURITIES OFFERED:

Shares Offered by
The Company              We are registering to sell to new
                         investors up to 10,000,000 shares of
                         common stock.  We intend to sell these
                         to new investors at prevailing market
                         prices or at a discount to the
                         prevailing market prices, but in no
                         event at a price less than 50% of the
                         closing bid price for our common stock
                         on the day immediately preceding a sale.

Shares Offered by
Note Holders             Up to 10,000,000 shares of
                         Common Stock which the holders
                         (the "Note Holders") of the
                         Company's 8% Convertible Notes
                         due August 24, 2001 (the
                         "Notes") can obtain by
                         converting $750,000 principal
                         amount of the Notes into common
                         stock.  The Notes are converted
                         at 65-75% of the closing bid
                         price for our common stock on
                         the day immediately prior to
                         conversion.  If the Notes were
                         converted today, the Note
                         Holders could obtain
                         approximately 5,263,158 shares
                         of common stock.  The number of
                         shares of common stock we are
                         registering to potentially give
                         to the Note Holders when they
                         convert the Notes reflects a
                         basic conversion ratio of 75%
                         and a market price of our stock
                         of $0.10 (which we think is
                         very conservative).  See
                         "Selling Stockholders" and
                         "Price Range of Securities."
                         We are also registering
                         1,600,000 shares of common
                         stock which we may use to pay
                         the 8% per annum interest
                         payments on the Notes before
                         they are converted.  We are
                         also registering 5,000,000
                         shares of common stock which
                         the Note Holders may obtain by
                         exercising warrants which they
                         received with their investment.
                         The warrants are exercisable
                         at a price equal to 50% of the
                         lower of (i) the closing bid
                         price for our common stock on
                         the day immediately prior to
                         exercise, or (ii) the closing
                         bid price on August 24, 1999
                        (which was $0.17).

Investor Shares          5,500,000 shares of common stock which
                         two investors may obtain by exercising
                         warrants which they received with
                         their investment.  1,250,000 warrants
                         are exercisable until November 30,
                         1999 at an exercise price of $0.10 per
                         share.  1,250,000 warrants are
                         exercisable until November 30, 2000 at
                         $0.15 per share.  500,000 warrants are
                         exercisable until December 10, 1999 at
                         $0.10 per share.  500,000 warrants are
                         exercisable until December 10, 2000 at
                         $0.15 per share.  250,000 warrants are
                         exercisable until December 17, 1999 at
                         $0.10 per share.  250,000 warrants are
                         exercisable until December 17, 2000 at
                         $0.15 per share.  750,000 warrants are
                         exercisable until December 22, 1999 at
                         $0.15 per share.  750,000 warrants are
                         exercisable until December 22, 2000 at
                         $0.20 per share.

Jacob International,
Inc.  Shares             428,000 shares issued
                         to Jacob International,
                         Inc. as compensation
                         for services rendered.
                         In addition, up to an
                         additional 1,287,000
                         shares of Common Stock
                         which will be issued to
                         Jacob International,
                         Inc., if our common
                         stock reaches certain
                         price milestones.  See
                         "Selling Stockholders."

Cutler Law Group Shares  475,000 shares of Common Stock
                         which we issued to Cutler Law
                         Group and certain of their
                         employees.  Cutler Law Group is
                         the Company's legal counsel and
                         we issued these shares in
                         exchange for legal services.
                         See "Selling Stockholders" and
                         "Experts."

Hayes Shares             1,300,000 shares of Common Stock held
                         in the name of John Hayes, a member of
                         our Board of Directors, and his
                         company, Cactus Petroleum, Inc. See
                         "Selling Stockholders."

Cavasos Shares           400,000 shares of Common Stock which
                         we issued to Brent Cavasos, Texas
                         litigation counsel to the Company.
                         See "Selling Shareholders."

Hensley Shares           1,500,000 shares of Common Stock
                         issued to investor Matt Hensley, plus
                         500,000 shares of common stock which
                         Hensley may obtain by exercising
                         warrants, exercisable until September
                         28, 2001 at an exercise price of $0.28
                         per share.  See "Selling Shareholders."

COMMON STOCK             41,778,182 shares of common stock are
                         issued and outstanding as of October
                         5, 1999.

NASDAQ OVER-THE COUNTER
BULLETIN BOARD SYMBOL    LAKO.    Pursuant to NASD Eligibility
                         Rule 6530 (the "Rule") issued on
                         January 4, 1999, issuers who do not
                         make current filings pursuant to
                         Sections 13 and 15(d) of the
                         Securities Act of 1934 are ineligible
                         for listing on the NASDAQ
                         Over-the-Counter Bulletin Board.
                         Pursuant to the Rule, issuers who are
                         not current with such filings are
                         subject to de-listing pursuant to a
                         phase-in schedule depending on each
                         issuer's trading symbol as reported on
                         January 4, 1999.  Pursuant to the
                         phase-in schedule, our common stock is
                         subject to de-listing on January 19,
                         2000.  On December 20, 1999, if we
                         have not complied with the Rule, our
                         common stock will have its trading
                         symbol changed to LAKOE.  When we get
                         this Registration Statement effective,
                         we will become eligible to remain on
                         the Nasdaq over-the-counter bulletin
                         board or to reapply if we have been
                         de-listed.

RISK FACTORS             All of the shares of common stock
                         offered hereby involve a high degree
                         of risk.  See "Risk Factors."

                             RISK FACTORS

       Any investment in our common stock involves a high degree of risk. You should consider carefully the following information, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following events actually occurs, our business, financial condition or results of operations would likely suffer. In this case, the market price of our common stock could decline, and you could lose all or part of your investment in our common stock. Except for historical information, the discussion in this registration statement contains forward-looking statements that involve risks and uncertainties. These statements may refer to the Company's future plans, objectives, expectations and intentions. These statements may be identified by the use of the words such as "expect," "anticipate," "believe," "intend," "plan" and similar expressions. The Company's actual results could differ materially from those anticipated in such forward-looking statements. Factors that could contribute to these differences include, but are not limited to, the risks below.

RISKS RELATED TO OUR BUSINESS

       WE HAVE A SHORT OPERATING HISTORY, HAVE INCURRED NET LOSSES SINCE INCEPTION AND EXPECT FUTURE LOSSES. We began in the oil and gas exploration business in 1997, and our Internet and technology subsidiaries have been in operation since early 1999. As a result, we have only a limited operating history upon which you may evaluate our business and prospects. We have incurred net losses in each year of our existence, and expect to incur net losses as we expend substantial resources on sales, marketing and administration; continue to invest significant amounts of capital in oil and gas exploration projects; continue to invest significant amounts of capital in technology related businesses; develop new service offerings; and improve our management teams. We cannot guaranty that we will be profitable.

       WE HAVE NEVER BEEN PROFITABLE AND MAY NOT BE PROFITABLE IN THE FUTURE. We have incurred losses in our business operation since inception. We expect to continue to lose money for the foreseeable future, and we cannot be certain when we will become profitable, if at all. Failure to achieve and maintain profitability may adversely affect the market price of our common stock.

       WE ARE DEPENDENT UPON CERTAIN KEY PERSONNEL. Our future success depends in large part on the skills, experience and efforts of our key marketing and management personnel. The loss of the continued services of any of these individuals could have a very significant negative effect on our business. In particular, we rely upon the experience and historical success of Ken Honeyman and Howard Wilson, our President and Secretary, respectively.

       WE MUST HIRE AND RETAIN SKILLED PERSONNEL IN A TIGHT LABOR MARKET. Qualified personnel are in great demand throughout the software and Internet start-up industries. Our success depends in large part upon our ability to attract, train, motivate and retain highly skilled sales and marketing personnel, web designers, software engineers and other senior personnel. Our failure to attract and retain the highly trained technical personnel that are integral to our direct sales, product development, service and support teams may limit the rate at which we can generate sales and develop new products and services or product and service enhancements. This could hurt our business, operating results and financial condition.

       OUR SUCCESS DEPENDS ON OUR ABILITY TO PROTECT OUR TRADEMARKS, TRADE SECRETS, AND PATENTS. Our success depends to a significant degree upon the protection of our proprietary technology. The unauthorized reproduction or other misappropriation of our proprietary technology could enable third parties to benefit from our technology without paying us for it. This could have a material adverse effect on our business, operating results and financial condition. Although we have taken steps to protect our proprietary technology, they may be inadequate. We do not know whether we will be able to defend our proprietary rights because the validity, enforceability and scope of protection of proprietary rights in Internet-related industries are uncertain and still evolving. Moreover, the laws of some foreign countries are uncertain and may not protect intellectual property rights to the same extent as the laws of the United States. If we resort to legal proceedings to enforce our intellectual property rights, the proceedings could be burdensome and expensive and could involve a high degree of risk.

       OTHER COMPANIES MAY CLAIM THAT WE INFRINGE THEIR TRADEMARKS, TRADE SECRETS, OR PATENTS. Although we attempt to avoid infringing known proprietary rights of third parties, we are subject to the risk of claims alleging infringement of third party proprietary rights. If we were to discover that any of our products violated third party proprietary rights, there can be no assurance that we would be able to obtain licenses on commercially reasonable terms to continue offering the product without substantial reengineering or that any effort to undertake such reengineering would be successful. We do not conduct comprehensive searches to determine whether the technology used in our products infringes patents, trademarks, tradenames or other protections held by third parties. In addition, product development is inherently uncertain in a rapidly evolving technological environment in which there may be numerous patent applications pending, many of which are confidential when filed, with regard to similar technologies. Any claim of infringement could cause us to incur substantial costs defending against the claim, even if the claim is invalid, and could distract our management from our business. Furthermore, a party making such a claim could secure a judgment that requires us to pay substantial damages. A judgment could also include an injunction or other court order that could prevent us from selling our products. Any of these events could have a material adverse effect on our business, operating results and financial condition.

       WE MAY BE UNABLE TO MEET OUR CAPITAL REQUIREMENTS. If our capital is insufficient to conduct our business and if we are unable to obtain needed financing, we will be unable to promote our products and services, engage in and exploit potential business opportunities and otherwise maintain our competitive position. Since we intend to grow our business rapidly, it is certain that we will require additional capital. We have not thoroughly investigated whether this capital would be available, who would provide it, and on what terms. If we are unable to raise the capital required to fund our growth, on acceptable terms, our business may be seriously harmed or even terminated.

       WE COULD LOSE REVENUE AND INCUR SIGNIFICANT COSTS IF OUR SYSTEMS OR MATERIAL THIRD-PARTY SYSTEMS ARE NOT YEAR 2000 COMPLIANT. Many currently installed computer systems and software products accept only two digits to identify the year in any date. Thus, the year 2000 will appear as "00," which a system or software might consider to be the year 1900 rather than the year 2000. This error could result in system failures, delays or miscalculations that disrupt our operations. The failure of our internal systems, or any material third-party systems, to be year 2000 compliant could result in significant liabilities and could seriously harm our business. We have conducted a review of our business systems, including our computer systems. We have taken steps to remedy potential problems, but have not yet developed a comprehensive year 2000 contingency plan. There can be no assurance that we will identify all year 2000 problems in our computer systems before they occur or that we will be able to remedy any problems that are discovered. We have also queried many of our customers, vendors and resellers as to their progress in identifying and addressing problems that their computer systems may face in correctly interrelating and processing date information as the year 2000 approaches and is reached. We have received responses from several of these parties, but there can be no assurance that we will identify all such year 2000 problems in the computer systems of our customers, vendors or resellers before they occur or that we will be able to remedy any problems that are discovered. Our efforts to identify and address year 2000 problems, and the expenses we may incur as a result of such problems, could have a material adverse effect on our business, financial condition and results of operations. In addition, the revenue stream and financial stability of existing customers may be adversely impacted by year 2000 problems, which could cause fluctuations in our revenue. If we fail to identify and remedy year 2000 problems, we could also be at a competitive disadvantage relative to companies that have corrected such problems. Any of these outcomes could have significant adverse effects on our business, financial condition and results of operations.

       THE DEVELOPMENT OF A MARKET FOR OUR INTERNET RELATED BUSINESSES IS UNCERTAIN. If the market for the services offered by 2-Infinity.com, Inc. and AirNexus, Inc. do not grow at a significant rate, our business, operating results and financial condition will be negatively affected. Our Internet-related services are a relatively new concept. Future demand for recently introduced technologies is highly uncertain, and therefore we cannot guaranty that our business will grow as we expect.

       OUR BUSINESS COULD BE ADVERSELY AFFECTED BY COMPETITION. There are numerous competitors offering the services of 2-Infinity.com, Inc. and AirNexus, Inc. Many of our current and potential competitors have longer operating histories, larger customer bases, greater brand recognition and significantly greater financial, marketing and other resources than we do and may enter into strategic or commercial relationships with larger, more established and well-financed companies. Certain of our competitors may be able to enter into such strategic or commercial relationships on more favorable terms. In addition, new technologies and the expansion of existing technologies may increase competitive pressures on us. Increased competition may result in reduced operating margins and loss of market share.

RISKS RELATED TO THE INTERNET INDUSTRY.

       THE INTERNET MAY NOT REMAIN A VIABLE COMMERCIAL MARKET. Our ability to generate revenues is substantially dependent upon continued growth in the use of the Internet and the infrastructure for providing Internet access and carrying Internet traffic. We don't know if the necessary infrastructure or complementary products will be developed or that the Internet will prove to be a viable commercial marketplace. To the extent that the Internet continues to experience significant growth in the level of use and the number of users, we cannot guaranty that the infrastructure will continue to be able to support the demands placed upon it by such potential growth. In addition, delays in the development or adoption of new standards or protocols required to handle levels of Internet activity, or increased governmental regulation may restrict the growth of the Internet. If the necessary infrastructure or complementary products and services are not developed or if the Internet does not become a viable commercial marketplace, our business, operating results and financial condition would be negatively affected.

       OUR BUSINESS MAY BE HARMED BY THE SECURITY RISKS RELATED TO INTERNET COMMERCE. Internet companies rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information. There can be no assurance that advances in computer capabilities, new discoveries in the field of cryptography or other developments will not result in a compromise or breach of the algorithms used by companies to protect consumer's transaction data. If any such compromise of this security were to occur, it could have a material adverse effect on our potential clients, business, prospects, financial condition and results of operations. A party who is able to circumvent security measures could misappropriate proprietary information or cause interruptions in operations. We may be required to expend significant capital and other resources to protect against such security breaches or to alleviate problems caused by such breaches. Concerns over the security of transactions conducted on the Internet and the privacy of users may also hinder the growth of online services generally. To the extent that our activities or third-party contractors involve the storage and transmission of proprietary information, such as credit card numbers, or personal data information, security breaches could damage our reputation and expose us to a risk of loss or litigation and possible liability. We cannot be sure that our security measures will not prevent security breaches or that failure to prevent such security breaches will not have a material adverse effect on our business.

RISKS RELATED TO OUR OIL AND GAS EXPLORATION BUSINESS

       OIL AND GAS PRICES ARE HIGHLY VOLATILE. A portion of our future potential revenue is dependent on the prevailing market price for oil and gas. The prices for oil and gas historically have been volatile and are subject to wide fluctuations in response to changes in the supply of and demand for oil and gas, market uncertainties and a variety of additional factors beyond our control. These factors include the level of consumer product demand, weather conditions, domestic and foreign governmental regulation, political conditions in the Middle East, the foreign supply of oil and gas, the price and availability of alternative fuels and overall oil and gas market conditions. It is impossible to predict future oil and gas price movements with any certainty. Any substantial or extended decline in the price of oil and gas would have a negative effect on our financial condition and results of operations, as well as reduce the amount of our oil and gas that we can produce economically.

       WE ARE DEPENDENT ON LOCAL OPERATORS TO OPERATE OUR PROPERTIES. None of our oil and gas properties are operated by us. As a result, we have limited control over the manner in which operations are conducted on such properties, including the safety and environmental standards. Under the terms of the operating agreements governing operations on the properties in which we have an interest, we do not have any measurable influence or control over the nature and timing of exploration and development activities. As a result, the operators of such properties could undertake exploration or development projects at a time when we and our joint partners do not have the funds required to finance our share of the costs of such projects. In such event, pursuant to the operating agreements relating to properties in which we have an interest, the other parties to such agreements who fund their shares of the cost of such a project are generally entitled to receive all cash flow from such project, subject to rights of third party royalty or other interest owners, until they have recovered a multiple of the costs of such project prior to our receipt of any production or revenues from such project or, in the event drilling is necessary to maintain certain leasehold interests, we may be required to forfeit our interests in such projects. Conversely, the operators of such properties could refuse to initiate exploration or development projects, in which case we would be required to propose such activities and may be required to proceed with such activities at much higher levels of participation than expected and without receiving any funding from the other interest owners or the operators may initiate exploration or development projects on a slower schedule than we prefer. Any of these events could have a significant effect on our anticipated exploration and development activities and financing thereof. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

       WE ARE SUBJECT TO CERTAIN OPERATING HAZARDS AND UNINSURED RISKS. Our operations are subject to risks inherent in the oil and gas industry, such as blowouts, cratering, explosions, uncontrollable flows of oil, gas or well fluids, fires, pollution and other environmental risks. These risks could result in substantial losses to us due to injury and loss of life, severe damage to and destruction of property and equipment, pollution and other environmental damage and suspension of operations. In accordance with customary industry practice, we are not fully insured against all risks incident to its business. Because of the nature of industry hazards, it is possible that liabilities for pollution and other damages arising from a major occurrence could exceed insurance coverage or policy limits. Any such liabilities could have a materially adverse effect on our operations and profitability.

       WE ARE SUBJECT TO CERTAIN BUSINESS RISKS. We intend to continue acquiring oil and gas properties. Although we perform a review of the properties to be acquired that we believe is consistent with industry practices, our reviews are inherently incomplete. Generally, it is not feasible to review in-depth every individual property involved in each acquisition. Ordinarily, we will focus its review efforts on the higher-valued properties and will sample the remainder. However, even an in-depth review of all properties and records may not necessarily reveal existing or potential problems nor will it permit a buyer to become sufficiently familiar with the properties to assess fully their deficiencies and capabilities. Inspections may not always be performed on every well, and environmental problems, such as ground water contamination, are not necessarily observable even when an inspection is undertaken. Furthermore, we must rely on information, including financial, operating and geological information, provided by the seller of the properties without being able to verify fully all such information and without the benefit of knowing the history of operations of all such properties. In addition, a high degree of risk of loss of invested capital exists in almost all exploration and development activities which we undertake. No assurance can be given that oil or gas will be discovered to replace reserves currently being developed, produced and sold, or that if oil or gas reserves are found, they will be of a sufficient quantity to enable us to recover the substantial sums of money incurred in their acquisition, discovery and development. Drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reservoirs will be encountered. The cost of drilling, completing and operating wells is often uncertain. Our operations may be curtailed, delayed or cancelled as a result of numerous factors including title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment. The availability of a ready market for the our gas production depends on a number of factors, including, without limitation, the demand for and supply of natural gas, the proximity of gas reserves to pipelines, the capacity of such pipelines and government regulations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "Business and Properties."

       WE ARE SUBJECT TO STRINGENT GOVERNMENTAL REGULATION. Our oil and gas business is subject to certain federal, state and local laws and regulations relating to the exploration for and development and production of oil and gas, as well as environmental and safety matters. Such laws and regulations have generally become more stringent in recent years, often imposing greater liability on a larger number of potentially responsible parties. Because the requirements imposed by such laws and regulations are frequently changed, we are unable to predict the ultimate cost of compliance with such requirements and their effect on us.

RISKS RELATED TO THIS OFFERING AND OWNERSHIP OF OUR STOCK.

       ISSUANCE OF PREFERRED STOCK MAY NEGATIVELY AFFECT HOLDERS OF COMMON STOCK OR DELAY OR PREVENT CORPORATE TAKE-OVER. Our Articles of Incorporation provide that preferred stock may be issued by the Company from time to time in one or more series. Our Board of Directors is authorized to determine the rights, preferences, privileges and restrictions granted to and imposed upon any wholly unissued series of preferred stock and the designation of any such shares, without any vote or action by our shareholders. The Board of Directors may authorize and issue preferred stock with voting power or other rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change in control, because the terms of preferred stock that might be issued could potentially prohibit the consummation of any merger, reorganization, sale of substantially all of its assets, liquidation or other extraordinary corporate transaction without the approval of the holders of the outstanding shares of the preferred stock.

       THERE HAS BEEN A LIMITED PREVIOUS TRADING MARKET FOR OUR STOCK, AND IF SUCH A MARKET DOES DEVELOP, OUR STOCK PRICE COULD POTENTIALLY BE VOLATILE. Our stock is presently trading on the Nasdaq over-the-counter market under the symbol "LAKO." Nevertheless, there has been limited volume in trading in the public market for the common stock, and there can be no assurance that a more active trading market will develop or be sustained. The market price of the shares of common stock is likely to be highly volatile and may be significantly affected by factors such as fluctuations in our operating results, announcements of technological innovations or new products and/or services by us or our competitors, governmental regulatory action, developments with respect to patents or proprietary rights and general market conditions.

       BECAUSE OF RECENT NASD RULES, OUR COMMON STOCK MAY BE
DELISTED FROM THE NASDAQ OVER-THE-COUNTER MARKET. Pursuant to NASD Eligibility Rule 6530 (the "Rule") issued on January 4, 1999, issuers who do not make current filings pursuant to Sections 13 and 15(d) of the Securities Act of 1934 are ineligible for listing on the NASDAQ Over- the-Counter Bulletin Board. Pursuant to the Rule, issuers who are not current with such filings are subject to delisting pursuant to a phase-in schedule depending on each issuer's trading symbol as reported on January 4, 1999. Our trading symbol on January 4, 1999 was LAKO. Therefore, pursuant to the phase-in schedule, our common stock is subject to de-listing on January 19, 2000. One month prior to our potential delisting date, our common stock will have its trading symbol changed to LAKOE, unless we have then complied. When we get this Registration Statement effective, we would become eligible to remain on the Nasdaq over-the-counter bulletin board. If we had previously been delisted, we could reapply for listing when we have this Registration Statement effective.

       FUTURE SALES OF COMMON STOCK BY OUR EXISTING SHAREHOLDERS COULD CAUSE OUR STOCK PRICE TO FALL. The market price of our common stock could decline as a result of sales by our existing shareholders of shares of common stock in the market after this offering, or by the perception that these sales could occur. Such sales could also make it more difficult for us to sell equity securities at a time and at a price that we deem appropriate. Even without subsequent registration, these sales could occur pursuant to Rule 144 of the Securities Act of 1933, which permits sales of unregistered, or "restricted" securities under certain circumstances.

       USE OF PROCEEDS. Most of the shares offered in this Prospectus are being sold by shareholders who already have our shares because they invested in our company or helped us as professionals. The Shares which we are trying to sell for our Company will result in proceeds to the Company which will be used mostly for working capital and advertising, but our management will have wide discretion to use the proceeds as they believe is best for the Company. The proceeds could therefore be used for items which Management decides is best rather than as listed.

                      PRICE RANGE OF SECURITIES

       The following table sets forth the high and low prices for shares of our common stock for the periods noted, as reported by the National Daily Quotation Service and the NASDAQ Over-The-Counter Bulletin Board. Quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Our stock began trading on September 25, 1997 under the symbol "LAKO."


                                                    BID PRICES
YEAR       PERIOD                               HIGH          LOW

1999        First Quarter. . . . . . . . . .    0.27         0.07
            Second Quarter . . . . . . . . .    0.62         0.06
            Third Quarter. . . . . . . . . .    0.37         0.14
1998
            First Quarter. . . . . . . . . .    1.22         0.31
            Second Quarter . . . . . . . . .    0.44         0.06
            Third Quarter. . . . . . . . . .    0.38         0.04
            Fourth Quarter . . . . . . . . .    0.38         0.02

       The number of beneficial holders of record of the Common Stock of the company as of the close of business on October 1, 1999 was approximately 111. Many of the shares of the Company's Common Stock are held in "street name" and consequently reflect numerous additional beneficial owners.

                           DIVIDEND POLICY

       We have never paid any cash dividends on our common stock and do not anticipate paying any cash dividends on our common stock in the future. Instead, we intend to retain future earnings, if any, to fund the development and growth of our business.

                               DILUTION

       The difference between the public offering price per share of Common Stock and the net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in Shares we are offering to the public in this Offering. The Company has already realized the dilution from the Shares registered for selling securityholders. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of
outstanding shares of Common Stock.    The dilution calculations we
have set forth in this section reflect an offering price of $0.19 per share, although we may sell the Shares at prices above or below that price.

       As of June 30, 1999, the Company had a net tangible book value of $9,904 or $0.00027 per share of issued and outstanding Common Stock. After giving effect to the sale of the Shares proposed to be offered (assuming we are able to sell all of the 10,000,000 Shares), the net tangible book value at that date would have been $1,909,904 or $0.04069 per share. This represents an immediate increase in net tangible book value of $0.04042 per share to existing stockholders and an immediate dilution of $0.14931 per share to new investors.

       The following table illustrates such per share dilution:

    Proposed public offering price (per share) . . . .           $0.19
               Net tangible book value per share at
                  June 30, 1999. . . . . . . . . . . . . . ($0.00027)
               Increase in net tangible book value per
                  share attributable to the proceeds
                  of the Offering (1). . . . . . . . . . . $0.04042
        Pro forma net tangible book value per share after
           the Offering (1). . . . . . . . . . . . . . . .    $0.04069

        Dilution to new investors. . . . . . . . . . . . .    $0.14931

       The following table sets forth on a pro forma basis at June 30, 1999, the differences between existing stockholders and new investors with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid to the Company and the average price paid per share (assuming a proposed public offering price of $0.17 per share).

                     SHARES                         TOTAL                          AVERAGE
                     PURCHASED       PERCENT        CONSIDERATION  PERCENT         PRICE PER
                                                                                   SHARE

Stockholders        36,932,966       79%            $4,955,527     72%             $0.13

New investors       10,000,000       21%             1,900,000     28%             $0.19

   Total                             100%           $6,855,527     100%


               MANAGEMENT'S DISCUSSION AND ANALYSIS OF
            FINANCIAL CONDITION AND RESULTS OF OPERATIONS

       The following discussion contains certain forward-looking statements that are subject to business and economic risks and uncertainties, and the Company's actual results could differ materially from those forward-looking statements. The following discussion regarding the financial statements of the Company should be read in conjunction with the financial statements and notes thereto.

OVERVIEW

       We are a holding company which, through the operations of our three wholly-owned subsidiaries, is engaged in two very distinct business sectors. The first, which we have been involved in since early 1997, is oil and gas exploration and operations. Our subsidiary, Lakota Oil and Gas, Inc.'s strategy is to invest with joint partners in oil and gas exploration projects that already underway. The target joint partners are larger, well-financed entities that have access to greater pools of resources which we believe will result in enhanced success rates. This strategy emphasizes a balanced, risk-spreading approach to create what we believe to be the maximum return on investment.

       We are also involved in the rapidly growing high technology Internet sector. We recently completed two acquisitions which provided our means of entry into this exciting arena. Our subsidiary, 2-Infinity.com, Inc., provides low-cost, high-speed, dedicated Internet access, focusing on the hotel and multiple residential markets. Our subsidiary, AirNexus, Inc., is a retail provider of commercial voice and data services with an emphasis on wireless, or ethernet, networks. 2-Infinity and AirNexus gave us the opportunity to diversify from our traditional oil and gas business into the exciting world of high technology and the Internet.

       On November 14, 1995, our founders formed Lakota Energy, Inc. (known herein as "Lakota-Private") in the State of Colorado for the purpose of engaging in oil and gas exploration and operations. On November 6, 1996, Lakota-Private was merged with and into another Colorado corporation named Chancellor Trading Group, Inc. (known herein as "Chancellor"). Chancellor was a publicly traded corporation which was incorporated on July 14, 1995 and had no significant operations prior to their merger with us. Immediately following the merger, the shareholders of Chancellor voted to change its name to Lakota Energy, Inc., and at that point the separate existence of Lakota-Private ceased.

RESULTS OF OPERATIONS

       In early 1999 the Company commenced a change in its business operations to an internet and technology business. This included the acquisition of the Air Nexus, Inc. and 2-Infinity.com, Inc. Accordingly, the historical operating results of the Company do not reflect the present business strategy of the Company and consequently are not indicative of the probability of future success or failures of the Company.

Six Months Ended June 30, 1999 Compared to Year Ended December 31, 1999

       The Company had no revenues during the year ended December
31, 1998, and revenues of $13,276 for the six months ended June 30, 1999. These revenues were derived from the Company's AirNexus and Lakota Oil and Gas subsidiaries.

       For the six months ended June 30, 1999, the Company had amortization expense of $2,159,000, which is a one-time write off of goodwill arising out of the acquisitions of AirNexus, Inc. and 2-Infinity.com, Inc.

       General and administrative expenses increased from $351,139 for year ended December 31, 1999 to $942,618 for the six months ended June 30, 1999, primarily as a result of salaries and other overhead assumed in the acquisitions of AirNexus and 2-Infinity.

Year Ended December 31, 1998 Compared to Year Ended December 31, 1997

       The Company had no revenues in either the year ended December 31, 1998 or the year ended December 31, 1997.

       For the year ended December 31, 1997, the Company had interest expense of $436,061 which is accrued interest on 812,500 shares of its Series A redeemable convertible preferred stock. The accrued interest was satisfied with common stock upon conversion of the preferred stock in 1997.

FINANCIAL CONDITION

       As of June 30, 1999, the Company had assets of $204,329 consisting primarily of cash of $152,037, oil and gas properties of $32,064, and property and equipment of $15,982.

       Liabilities as of June 30, 1999 were 194,425, consisting primarily of notes to related parties of $90,315, accounts payable of $36,487, and other notes payable of $30,000.

       At June 30, 1999, the Company had an accumulated deficit of $4,776,384 and total stockholders equity of $9,904. The accumulated deficit and the stockholders equity are derived primarily from the Company's oil and gas operations, which now constitute a minority of their overall business interests.

LIQUIDITY AND CAPITAL RESOURCES

       From inception, the Company has financed substantially all of its operations from private investment and an insignificant portion has been financed with cash generated from operations.

       The Company had cash of $152,037 as of June 30, 1999.

       The Company believes that the net proceeds from this offering, together with funds on hand and any cash flow from operations, will be sufficient for the next 12 months. Depending on the Company's rate of growth and cash requirements, it may require additional equity or debt financing to meet future working capital or capital expenditure needs. There can be assurance that such additional financing will be available or, if available, that such financing can be obtained on terms satisfactory to the Company.

YEAR 2000 DISCLOSURE

       The Company has completed a review of its computer systems to identify all software applications and hardware that could be affected by the inability of many existing computer systems to process time-sensitive data accurately beyond the year 1999, referred to as the Year 2000 or Y2K issue. The Company purchased virtually all of its presently existing systems during 1999 and consequently believes that those systems and the operating software on those systems in Y2K compliant. The Company may be dependent for some functions on third-party computer systems and applications.
The Company also relies on its own computer systems. As a result of its review, the Company has discovered no problems with its computer systems relating to the Y2K issue. Although the Company believes that its computer systems are Y2K compliant, the Company is continuing to monitor its computer systems in a continual effort to insure that its systems are Y2K compliant. The Company has not obtained written assurances from its major suppliers and the developers of its web site indicating that they have completed a review of their respective computer systems and that such systems are Y2K compliant. Costs associated with the Company's review were not material to its results of operations.

       While the Company believes that its procedures have been designed to be successful, because of the complexity of the Y2K issue and the interdependence of organizations using computer systems, there can be no assurances that the Company's efforts, or those of third parties with whom the Company interacts, have fully resolved all possible Y2K issues. Failure to satisfactorily address the Y2K issue could have a material adverse effect on the Company. The most likely worst case Y2K scenario which management has identified to date is that, due to unanticipated Y2K compliance problems, the Company's Web site may not function at all or not function as expected, and that the Company may be unable to bill its customers, in full or in part, for services used. Should this occur, it would result in a material loss of some or all gross revenue to the Company for an indeterminable amount of time, which could cause the Company to cease operations. The Company has not yet developed a contingency plan to address this worse case Y2K scenario, and does not intend to develop such a plan in the future.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

       The Company is not exposed to material risk based on interest rate fluctuation, exchange rate fluctuation, or commodity price fluctuation.

                       BUSINESS OF THE COMPANY

COMPANY OVERVIEW

       We are a holding company which, through the operations of our three wholly-owned subsidiaries, is engaged in two very distinct business sectors. The first, which we have been involved in since early 1997, is oil and gas exploration and operations. Our subsidiary, Lakota Oil and Gas, Inc.'s strategy is to invest with joint partners in oil and gas exploration projects that already underway. The target joint partners are larger, well-financed entities that have access to greater pools of resources which we believe will result in enhanced success rates. This strategy emphasizes a balanced, risk-spreading approach to create what we believe to be the maximum return on investment.

       We are also involved in the rapidly growing high technology Internet sector. We recently completed two acquisitions which provided our means of entry into this exciting arena. Our subsidiary, 2-Infinity.com, Inc., provides low-cost, high-speed, dedicated Internet access, focusing on the hotel and multiple residential markets. Our subsidiary, AirNexus, Inc., is a retail provider of commercial voice and data services with an emphasis on wireless, or ethernet, networks. 2-Infinity and AirNexus gave us the opportunity to diversify from our traditional oil and gas business into the exciting world of high technology and the Internet.

       We maintain an Internet website at http://www.lakotatech.com.

ORGANIZATIONAL HISTORY

       On November 14, 1995, our founders formed Lakota Energy, Inc. (known herein as "Lakota-Private") in the State of Colorado for the purpose of engaging in oil and gas exploration and operations. On November 6, 1996, Lakota-Private was merged with and into another Colorado corporation named Chancellor Trading Group, Inc. (known herein as "Chancellor"). Chancellor was a publicly traded corporation which was incorporated on July 14, 1995 and had no significant operations prior to their merger with us. Immediately following the merger, the shareholders of Chancellor voted to change its name to Lakota Energy, Inc., and at that point the separate existence of Lakota-Private ceased.

       Immediately prior to the acquisition, Chancellor had 1,801,000 shares of common stock outstanding. As part of the merger, and in exchange for all of the outstanding common stock of Lakota-Private, Chancellor issued 9,187,500 shares to the shareholders of Lakota-Private and an additional 118,000 shares were issued to certain third parties. Therefore, on November 6, 1996, immediately following the acquisition transaction, we had 11,106,500 shares of common stock outstanding, and no shares of preferred stock outstanding. Our common stock is currently traded on the Over the Counter Bulletin Board under the symbol "LAKO".

LAKOTA OIL AND GAS, INC.

       On June 9, 1999, we incorporated a Texas corporation named Lakota Oil and Gas, Inc. ("Lakota Oil"), which is our wholly-owned subsidiary. Subsequently, on June 14, 1999, we transferred our interest in two oil exploration projects, which constituted all of our oil-and-gas-related assets at the time, to Lakota Oil. The purpose of the transactions was to organize our oil and gas related business into one operating subsidiary, separate and distinct from our other operating subsidiaries, in order to more accurately reflect our diversified operations.

       The strategic plan of Lakota Oil is to participate in projects that have been developed by other successful, well financed companies. The specific areas of interest to Lakota Oil are Texas and Louisiana. We are adopting the philosophy of several highly successful companies, both private and public, that do not have large or expensive exploration and operating staffs. These companies utilize the capital they would normally pay in salaries and benefits to participate in a greater number of sound drilling prospects. We have found, through experience, that it is more advantageous to use outside consultants who have worked in a confined geologic area that are familiar with the nuances of the prospect's geological province. This plan will allow us to operate and finance the growth of Lakota Oil through cash flow and optional debt financing.

       Currently, we are partners with, among others, Panaco, Tribow Exploration, Cummins and Walker Oil Company, York Resources, and other large private investors. Our partners have the necessary technical, engineering, data acquisition and land procurement resources already in place, making an affiliation with them attractive.

       In general, we are seeking projects with the following criteria:

               2D and 3D seismic interpretation
               Analog production data
               Reasonable lease terms
               Infrastructure must be in place and accessible
               Risked economic model must fit the following profile: pay out less than one year, minimum of 3:1 PV10 return on investment
               Prospect must have multi-pay potential with minimum of 10 BCF (billion cubic feet) potential

       Once we have screened projects using the above criteria, we generally acquire an interest in the project ranging from 7.5% to 12.5%, depending on its cost and our available capital.

       Lakota Oil currently has one employee, its President John Hayes.

       We own an 99.9% interest in another Texas corporation, West Bolt Energy, Inc., which previously owned and operated certain oil and gas properties. West Bolt Energy, Inc. is not engaged in any significant operations and has not been for several years, and does not represent a measurable percentage of the assets or revenues of the Company.

2-INFINITY.COM, INC.

       On May 28, 1999, we acquired all of the outstanding stock of 2-Infinity.com, Inc., a Texas corporation ("2-Infinity"). 2-Infinity offers high-speed, dedicated Internet access, focusing initially on the Houston, Texas residential area with plans to expand world-wide in the near future. As part of the acquisition, 2-Infinity entered into a three (3) year employment agreement with Majed Jalali, President of 2-Infinity. See "Executive Compensation."

Tut Systems, Inc.

       2-Infinity has entered into a Value Added ReSeller Agreement ("VAR Agreement") with Tut Systems, Inc. ("Tuts") which gives them the non-exclusive right to sell Tuts products. Tuts is the industry leader in delivering plug-and-play network solutions for local loop, enterprise, and residential environments. Tuts' products deliver high-speed data over normal telephone wires using their FastCopper
(tm) technology. Tuts products are easy to install and use, providing customers with a dedicated (i.e., always online, no need to "dial up" for Internet access) connection 24 hours a day, while still allowing full use of the telephone line for voice use. More importantly, Tuts' products require no additional wiring or modifications to the telephone lines. Through the VAR Agreement, 2-Infinity can offer its clients Tuts-enhanced Internet access at a very reasonable price. 2-Infinity is seeking to enter into agreements with the owners and managers of multi dwelling units ("MDU's"), such as apartment complexes, hotels, high rise apartment buildings, and residential developers to become the Internet service provider for the entire MDU.

       At the present time, given 2-Infinity's exclusive focus on the Houston area, there are no direct competitors. However, there are many competitors offering traditional dial-up Internet service, both in the Houston area and worldwide. In addition to traditional dial-up Internet access, many other companies are offering alternative forms of Internet access, such as through cable and wireless via satellite. There can be no assurance that 2-Infinity's current method of technology will be accepted on a widespread basis, nor can there be any assurance that it will be able to compete with larger, well-financed competitors within their marketplace.

       2-Infinity offers its products in two different packages.
The first option allows the subscriber to rent equipment monthly on a low cost-per-unit basis. The second option allows the subscriber to purchase the equipment. In either case, in addition to the rental or purchase of the equipment, subscribers will pay a monthly subscription fee expected to be approximately $50.00 per subscriber.
 In addition to the basic Internet access, subscribers will receive a value-added package including:

               A guarantee of over 1Mbps dedicated access for each resident
               Creation and maintenance of a web site for each specific complex, property, or community
               Community pages and chat rooms
               Technical support
               On-site hardware support
               Software updates
               Complete billing services

               Multimedia and videoconferencing capabilities and assistance
               Advertising and merchandising support
               Static IP addresses
               Multiple email accounts
               Internet training programs

       2-Infinity currently has 10 employees, all of which are located at the Company's offices at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081.

AIRNEXUS, INC.

       On June 8, 1999, we acquired all of the outstanding stock of Voice Design, Inc., a Texas corporation which later changed its name to AirNexus, Inc. ("AirNexus"). As part of the acquisition, AirNexus entered into three (3) year employment agreements with each of Patrick Cody Morgan and Charles H. Downey, their Chief Executive Officer and President, respectively. See "Executive Compensation."

       AirNexus is a Houston based provider of business telephone and voice mail systems. As part of these services, AirNexus is a reseller of equipment manufactured by third parties such as 3Com, Panasonic, ESI, Vodavi, Maisoft, and Cortelco.

Strategic Alliances

       AirNexus, Inc. has formed a number of significant alliances with major corporations to deliver these products to the telecommunications marketplace. AirNexus has developed a relationship with 3COM Corporation to deliver their new NBX 100 product to the Houston market. This "Product of the Year/Best of Show in 1998" (as awarded by Computer Telephony Magazine at the Computer Telephony Expo 1998), along with wireless Ethernet technology enables the NBX 100 to give businesses the ability to consolidate voice, video and data on one single cable. This creates an unprecedented integration between computers, telephone networks and the Internet.

       AirNexus also can, and in the near future intends to, deliver the Tuts system to commercial properties as well as school and small to medium sized businesses as a target market. Recently, AirNexus has signed an agreement to become a re-seller of Cortelco Systems' (previously known as ITT, or International Telephone and Telegraph Corporation), Millennium PBX, a communication platform that offers state of the art switching and call routing.

Target Markets

       The target market for AirNexus is businesses with between 20-100 employees. This sector of the market typically does not have a systems manager or network administrator on staff, and due to this, AirNexus believes they are an excellent target candidate for their integrated services. A high percentage of these companies have a network in place and are receptive to new advancements and technology. AirNexus intends to provide this sector with a convenient and easily acceptable avenue to outsource voice, data and Internet services by utilizing the referenced product line and by continually seeking further business solutions that fit the customer profile.

       AirNexus obtains leads for potential customers in a variety of ways:

               Manufacturers provide leads from their customers
               Outside telemarketers are utilized
               Referrals from existing customers
               Marketing lists are purchased
               Yellow Pages advertising, and
               Print advertising.

       All leads are given to individual account managers to follow-up with each customer. Once a customer has agreed to purchase the equipment and services, AirNexus does the installation and provides all the follow-up customer support.

Sales Strategy

       AirNexus has designed a strategy intended to make them a leader in the telephony marketplace.

               Develop product lines which give clients the latest features at a discount over competing systems.
               Waive activation fees and hardware costs in return for long term contracts.
               Lease-to-own all wireless equipment required to build the network, with terms up to 60 months.
               Develop contracts with commercial management companies to deliver the services to their tenants. This value-added approach allows these management companies the ability to maintain long term occupancy and generate new tenants.
               Commence an advertising campaign that targets technology buyers.
               Build an interactive demonstration room that provides potential clients a "hands-on" approach to the products and services.

       AirNexus currently employs 6 employees, all located at their offices at 333 N. Sam Houston Parkway East, Suite 870, Houston,
Texas 77060.

INTELLECTUAL PROPERTY

       We regard our copyrights, service marks, trademarks, trade secrets and similar intellectual property as critical to our success, and rely on trademark and copyright law, trade secret protection and confidentiality and/or license agreements with our employees, customers, partners and others to protect our proprietary
rights.   We have no registered trademarks or service marks to date.
 It may be possible for unauthorized third parties to copy certain portions of our products or reverse engineer or obtain and use information that we regard as proprietary. In addition, the laws of some foreign countries do not protect proprietary rights to the same extent as do the laws of the United States. There can be no assurance that our means of protecting our proprietary rights in the United States or abroad will be adequate.

       Other parties may assert, from time to time, infringement claims against us. We may also be subject to legal proceedings and claims from time to time in the ordinary course of our business, including claims of alleged infringement of the trademarks and other intellectual property rights of third parties by us and our licensees, if any. Such claims, even if not meritorious, could result in the expenditure of significant financial and managerial resources.

GOVERNMENTAL REGULATION

       Although there are currently few laws and regulations directly applicable to the Internet and e-commerce, it is possible that a number of laws and regulations may be adopted with respect to the Internet or e-commerce covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of products and services. Further, the growth and development of the market for Internet services may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the Internet or commercial online services, which could, in turn, decrease the demand for our products and services and increase our cost of doing business, or otherwise have a material adverse effect on our business, operating results and financial condition. Moreover, the applicability to the Internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet could have a material adverse effect on our business, operating results and financial condition.

RESEARCH AND DEVELOPMENT

       We have not spent any measurable amount of time on research and development activities.

EMPLOYEES

       As of October 1, 1999, Lakota Technologies, Inc. had 3 full-time employees, 2-Infinity had 10 full-time employees, AirNexus had 6 full-time employees, and Lakota Oil had 1 full-time employee. None of our employees is covered by any collective bargaining agreement. We believe that our relations with our employees are good.

FACILITIES

       Our principal executive offices are located at 2849 Paces Ferry Road, Suite 710, Atlanta, Georgia 30339, which we occupy under a lease ending January 14, 2000 for $2,261.86 per month. At the end of such term, we believe that we can lease the same or comparable offices at approximately the same monthly rate, however, we can make no guarantees or assurances of that fact.

       2-Infinity.com maintains executive offices located at 4828 Loop Central Drive, Suite 150, Houston, Texas 77081, which they occupy under a lease ending June 30, 2002 for $1,668.94 per month. At the end of such term, we believe that we can lease the same or comparable offices at approximately the same monthly rate, however, we can make no guarantees or assurances of that fact.

       AirNexus maintains executive offices located at 333 N. Sam Houston Parkway East, Suite 870, Houston, Texas 77060, which they occupy under a lease ending October 1, 2004 for $5,621.00 per month.
 At the end of such term, we believe that we can lease the same or comparable offices at approximately the same monthly rate, however, we can make no guarantees or assurances of that fact.

       Lakota Oil maintains executive offices located at 3303 FM 1960 West Suite F, Houston, Texas 77068, which they occupy under a lease ending July 31, 2000 for $495.00 per month. At the end of such term, we believe that we can lease the same or comparable offices at approximately the same monthly rate, however, we can make no guarantees or assurances of that fact.

                              MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

       The following table sets forth the names and ages of our current directors and executive officers, their principal offices and positions and the date each such person became a director or executive officer of the Company. Our executive officers are elected annually by the Board of Directors. Our directors serve one year terms until their successors are elected. The executive officers serve terms of one year or until their death, resignation or removal by the Board of Directors. There are no family relationships between any of the directors and executive officers. In addition, there was no arrangement or understanding between any executive officer and any other person pursuant to which any person was selected as an executive officer.

       The directors and executive officers of the Company are as follows:

Name                         Age    Positions

R.K. ("Ken") Honeyman        45      President, Director

Howard N. Wilson             51      Vice President and
                                     Secretary, Director

Nicholas R. Athens           40      Director

John B. Hayes                57      Director, President of Lakota
                                     Oil and Gas, Inc.

Majed M. Jalali              25      Director, President of
                                     2-Infinity.com, Inc.

Patrick ("Cody") Morgan      32      Director, President of
                                     AirNexus, Inc.


       R.K. ("KEN") HONEYMAN brings to us significant oil and gas experience as well as experience in the fields of retail brokerage and investment banking. Prior to founding the Company over three years ago, Mr. Honeyman started Can Am Resources, Inc., an independent oil and gas exploration company headquartered in Atlanta, Georgia, which he operated for 8 years. Can Am Resources drilled over 33 wells in various oil and gas provinces in the United States. In addition, Can Am re-worked existing oil-producing properties, mineral interest purchases, and the contributed to the building of two pipelines to transport natural gas from its wells in the Appalachian Basin. Prior to founding Can Am, Mr. Honeyman was an executive/principal and stockbroker at three brokerage firms over a period of 12 years, dealing primarily in mergers and acquisitions and oil and gas evaluations. Mr. Honeyman graduated from Mount Royal College with a degree in Business Administration.

       HOWARD N. WILSON has been with us since our inception, and was previously with Can Am Resources, Inc. for a period of 3 years serving as its head of marketing and finance. His experience in oil and gas economics has allowed us to uncover projects that we anticipate will be financially beneficial by providing for past pay-outs while managing the accompanying risk. Prior to joining Can Am, Mr. Wilson was employed in the field of advertising, marketing design, and corporate communications. Mr. Wilson graduated from Cal State University, Long Beach, with a Bachelor of Arts degree.

       NICHOLAS R. ATHENS brings to us over 12 years of petroleum geology experience. Prior to joining us upon inception in 1996, he was involved in land acquisition and geologic investigations on behalf of Can Am Resources, Inc. for over 2 years. He has supervised numerous oil well re-completions and work-overs, and has served as exploration manager for a number of oil companies in Texas. Mr. Athens graduated from Valparaiso State University.

       JOHN B. HAYES is the President of our subsidiary, Lakota Oil and Gas, Inc., as well as a member of our Board of Directors. Mr. Hayes has over 35 years of experience in the areas of petroleum engineering and exploration. Prior to joining us in 1998, he was the owner of a private engineering and consulting firm, Cactus Petroleum, Inc., for over 24 years, working for such industry leaders as Conoco, Superior Oil Co., Humble Oil and Gulf Oil, all in the Texas/Gulf Coast areas. He began his career with EXXON after graduating from Texas A&M University with a degree in Petroleum Engineering.

       MAJED M. JALALI is the President of our subsidiary, 2-Infinity.com, Inc., as well as a member of our Board of Directors.
 Mr. Jalali has an extensive entrepreneurial background as the founder of numerous companies, including Infinity Communications, which offers a fully interactive, virtual high school learning environment called Infinity International School. Mr. Jalali's past credits include involvement in bringing Internet access to the Middle East through Bahrain Online and Arablink.

       PATRICK "CODY" MORGAN is the President of our subsidiary, AirNexus, Inc., as well as a member of our Board of Directors. Mr. Morgan has an extensive background in the telecommunications field dating back to 1988. From 1988 to 1990, he was the top sales representative for Celltech, a cellular service provider in the Houston area. From 1990 to 1994, Mr. Morgan was the founder and operator of Mobiltel, a Houston based provider of cellular telephones and car alarms. In 1994, Mr. Morgan became the General Manager of Digitec Business Systems in Houston, a provider of business telephones and voicemail systems. In October of 1996, when the owner of Digitec filed bankruptcy, Mr. Morgan and a partner formed Digiphone, which reached $170,000 in annual sales before the partners dissolved the business. Since May of 1998, Mr. Morgan was owned and operated Data and Voice Design, Inc., now known as AirNexus, Inc.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

       Our articles of incorporation limit the liability of directors to the maximum extent permitted by Colorado law. This limitation of liability is subject to exceptions including intentional misconduct, obtaining an improper personal benefit and abdication or reckless disregard of director duties. Our articles of incorporation and bylaws provide that we may indemnify its directors, officer, employees and other agents to the fullest extent permitted by law. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We currently do not have such an insurance policy.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable.

                        EXECUTIVE COMPENSATION

Summary Compensation Table

       The Summary Compensation Table shows certain compensation information for services rendered in all capacities for the fiscal year ended December 31, 1998 and the six months ended June 30, 1999.
 Other than as set forth herein, no executive officer's salary and bonus exceeded $100,000 in any of the applicable years. The following information includes the dollar value of base salaries, bonus awards, the number of stock options granted and certain other compensation, if any, whether paid or deferred.

                      SUMMARY COMPENSATION TABLE

                               Annual Compensation                        Long Term Compensation
                                                                          Awards                  Payouts
                                                                               Securities
                                                 Other Annual     Restricted   Underlying    LTIP       All Other
Name and Principal             Salary   Bonus    Compensation    Stock Awards   Options    Payouts($)  Compensation
Position               Year      ($)     ($)         ($)             ($)        SARs(#)                    ($)

R.K. (Ken)             1998    96,240    -0-         -0-             -0-          -0-        -0-           -0-
Honeyman               (12/31)
(President)

                       1999   245,861    -0-         -0-             -0-          -0-        -0-           -0-
                       (6/30)

Howard N. Wilson       1998    46,250    -0-         -0-             -0-          -0-        -0-           -0-
(VP, Secretary)        (12/31)


                       1999   171,114    -0-         -0-             -0-          -0-        -0-           -0-
                       (6/30)




                                  OPTION/SAR GRANTS IN LAST FISCAL YEAR
                                         (INDIVIDUAL GRANTS)


                      NUMBER OF SECURITIES           PERCENT OF TOTAL
                      UNDERLYING OPTIONS/SAR'S       OPTIONS/SAR'S GRANTED TO
                      GRANTED (#)                    EMPLOYEES IN FISCAL YEAR       EXERCISE OF BASE PRICE
                                                                                            ($/SH)          EXPIRATION DATE
NAME

R.K. (Ken) Honeyman     - 0 -                                 N/A                             N/A                 N/A
Howard N. Wilson        - 0 -                                 N/A                             N/A                 N/A



                          AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                   AND FY-END OPTION/SAR VALUES

                                                                  Number of Unexercised
                                                                  Securities Underlying         Value of Unexercised In-The
                                                                  Options/SARs At FY-END (#)    Money Options/SARs
                        Shares Acquired On                        Exercisable/Unexercisable     At FY-End ($)
Name                    Exercise (#)          Value Realized($)                                 Exercisable/Unexercisable

R.K. (Ken) Honeyman        -0-                -0-                 - 0 -                           --

Howard N. Wilson           -0-                -0-                 - 0 -                           --


Employment Agreements

       In June 1999, Voice Design, Inc., now known as AirNexus, Inc., entered into an employment agreement with its President, Charles Downey, Jr. The contract is for a term of three (3) years at an annual salary of $75,000 and may be terminated at any time for Cause or Good Reason, as defined therein.

       In June 1999, Voice Design, Inc., now known as AirNexus, Inc., entered into an employment agreement with its Chief Executive Officer, Patrick "Cody" Morgan. The contract is for a term of three
(3) years at an annual salary of $75,000 and may be terminated at any time for Cause or Good Reason, as defined therein.

       In June 1999, 2-Infinity entered into an employment agreement with its President and Chief Executive Officer, Majed Jalali. The contract is for a term of three (3) years at an annual salary of $96,000 and may be terminated at any time for Cause or Good Reason, as defined therein.

Restricted Stock Issuances

       In February 1999, the Company issued 1,000,000 shares of restricted common stock to Cactus Petroleum, Inc., an entity controlled by John B. Hayes, as consideration for services related to the negotiation and consummation of a transaction with Optima Investments.

       In April 1999, the Company issued 1,676,429 and 1,229,643 shares of restricted common stock to Ken Honeyman and Howard Wilson, respectively, as consideration for accrued compensation for past services rendered.

       In July 1999, the Company issued 300,000 shares of restricted common stock to John B. Hayes as consideration for accrued compensation for past services rendered.

Stock Option Plan

       Effective August 1, 1999, our Directors and Shareholders approved the Lakota Energy, Inc. Omnibus Stock Option Plan. Under the terms of the Option Plan, the Board of Directors has the sole authority to determine which of the eligible persons shall receive options, the number of shares which may be issued upon exercise of an option, and other terms and conditions of the options granted under the Plan to the extent they don't conflict with the terms of the Plan. An aggregate of 3,000,000 shares of common stock are reserved for issuance under the Plan during the year August 1, 1999 to July 31, 2000. For each subsequent year beginning August 1, 2000, there shall be reserved for issuance under the Plan that number of shares equal to 10% of the outstanding shares of common stock on August 1 of that year. The exercise price for all options granted under the Plan shall be 100% of the fair market value of the Company's common stock on the date of grant, unless the recipient is the holder of more than 10% of the already outstanding securities of the Company, in which case the exercise price shall be 110% of the fair market value of the Company's common stock on the date of grant. All options shall vest equally over a period of five years from the date of issuance. On August 11, 1999, the Board of Directors approved the grant of an aggregate of 2,000,000 options under the Plan as follows: Ken Honeyman, 775,000 options; Howard Wilson, 775,000 options; John Hayes, 400,000 options; Simone Robinson, 50,000 options.

Compensation of Directors

       The Directors have not received any compensation for serving in such capacity, and the Company does not currently contemplate compensating its Directors in the future for serving in such capacity.

                         SELLING STOCKHOLDERS

       The following tables provide certain information with respect to:

Shares Offered by Note Holders

       The holders (the "Note Holders") of the Company's 8% Convertible Notes due August 24, 2001 (the "Notes") are offering up to 10,000,000 shares of Common Stock which the Note Holders can obtain by converting $750,000 principal amount of the Notes into common stock. The Notes are converted at 75% (65% in the event we default on the Notes) of the closing bid price for our common stock on the day immediately prior to conversion. If the Notes were converted today, the Note Holders could obtain approximately 5,263,158 shares of common stock. The number of shares of common stock we are registering to potentially give to the Note Holders when they convert the Notes reflects the basic conversion ratio and a market price of our stock of $0.10 (which we think is very conservative). See "Selling Stockholders" and "Price Range of Securities." We are also registering 1,600,000 shares of common stock which we may use to pay the 8% per annum interest payments on the Notes before it is converted. We are also registering 5,000,000 shares of common stock which the Note Holders may obtain by exercising warrants which they received with their investment. The warrants are exercisable at a price equal to 50% of the lower of (i) the closing bid price for our common stock on the day immediately prior to exercise, or (ii) the closing bid price on August 24, 1999 (which was $0.17).

Investor Shares

       We are registering 4,000,000 shares of common stock which may be obtained by Dipak Bhatt by exercising warrants which he received as part of a prior investment. Bhatt is the holder of the following: (i)a warrant expiring November 30, 1999 to acquire 1,250,000 shares at $0.10 per share; (ii) a warrant expiring November 30, 2000 to acquire 1,250,000 shares at $0.15 per share;
(iii) a warrant expiring December 22, 1999 to acquire 750,000 shares at $0.15 per share; and (iv) a warrant expiring December 22, 2000 to acquire 750,000 shares at $0.20 per share.

       We are also registering 1,500,000 shares of common stock which may be obtained by Michael A. Hancock and Steven D. Morrison by exercising warrants which they received as part of a prior investment. Morrison and Hancock are the holders of the following:
(i)a warrant expiring December 10, 1999 to acquire 500,000 shares at $0.10 per share; (ii) a warrant expiring December 10, 2000 to acquire 500,000 shares at $0.15 per share; (iii) a warrant expiring December 17, 1999 to acquire 250,000 shares at $0.10 per share; and
(iv) a warrant expiring December 17, 2000 to acquire 250,000 shares at $0.15 per share.

Jacob International, Inc. Shares

       We are registering 428,000 shares of common stock previously issued to Jacob International, Inc. and up to 1,287,000 shares of common stock which will be issued to Jacob International, Inc. if our common stock reaches certain milestones. More specifically, Jacob will receive 428,000 shares if the closing price of our stock is $0.50 or higher for 5 consecutive trading days. Jacob will also receive 857,000 shares if the closing price of our stock is $1.00 or higher for 5 consecutive trading days.

Cutler Law Group Shares

       We are registering for potential sale by MRC Legal Services Corporation and its employees a total of 475,000 shares of Common Stock. MRC Legal Services Corporation does business as Cutler Law Group, which is our legal counsel. We issued these shares to Cutler Law Group in consideration for legal services. The Cutler Law Group shares were issued as follows:

       MRC Legal Services Corporation           356,250 shares
       Brian A. Lebrecht                        118,750 shares

Hayes Shares

       We are registering for potential sale by John Hayes and Cactus Petroleum, Inc., his affiliated entity, a total of 1,300,000 shares of Common Stock.

Cavasos Shares

       We are registering for potential sale by Brent Cavasos, Texas litigation counsel to the Company, a total of 400,000 shares of Common Stock.

Hensley Shares

       We are registering for potential sale by investor Matt Hensley 1,500,000 shares of common stock. In addition, we are registering for potential sale by Hensley an additional 500,000 shares which he may acquire by exercising a warrant at $0.28 per share until September 28, 2001.

       This Prospectus relates to the potential sale by the Selling Securityholders of the securities described above. These shares of common stock may be sold as set forth under "Plan of Distribution". The securities offered by this Prospectus by the Selling Stockholders may be offered from time to time by the Selling Stockholders named below or their nominees, and this Prospectus will be required to be delivered by persons who may be deemed to be underwriters in connection with the offer or sale of such securities. No Selling Stockholder has had any position, office or other material relationship with the Company since its inception, except that (i) shares issued to John Hayes and Cactus Petroleum, Inc. are held beneficially and of record by an employee, officer and director as set forth above and (ii) Cutler Law Group is legal counsel for the Company.

       The table below sets forth with respect to the Selling
Shareholders, based upon information available to the Company as of October 1, 1999, the number of shares owned, the number of shares registered by this Prospectus and the number and percent of outstanding shares that will be owned after the sale of the registered shares assuming the sale of all of the registered shares.


                            Number of Shares  No. of Shares    Number of Shares  % of Shares
Selling                     Owned Before Sale Registered in    Owned After Sale  Owned After
Shareholders                                  Prospectus                         Sale

Note Holders(1)             -                 16,600,000         -               -

Dipak Bhatt(2)              6,000,000         4,000,000         2,000,000        -

Michael A. Hancock and
Steven D. Morrison(3)       2,250,000         1,500,000           750,000        -

Jacob International,          428,000         1,715,000          -               -
Inc.(4)

Cutler Law Group(5)           475,000           475,000          -               -

John Hayes(6)               1,300,000         1,300,000          -               -

Brent Cavasos                 400,000           400,000          -               -

Matt Hensley                1,500,000         2,000,000          -               -


(1) The Note Holders are Y.L. Hirsch, Sholem Liebenthal, Avram Rothman, Joshua Heimlich, and Zvi Y. Zelikovitz. To the best knowledge of the Company, none of the Note Holders are the owner of any shares of common stock prior to the conversion of the Notes.
(2) Mr. Bhatt is the owner of 2,000,000 shares of common stock in addition to the warrants to acquire 4,000,000 shares as described herein.
(3) Mr. Hancock and Mr. Morrison are the owners of 750,000 shares of common stock in addition to the warrants to acquire 1,500,000 shares as described herein.
(4) Jacob International, Inc. was issued 428,000 shares of common stock and has the right to acquire an additional 1,287,000 if certain milestones are met as described above.
(5) Includes 356,250 shares issued to MRC Legal Services Corporation, which does business as Cutler Law Group, and 118,750 shares issued to Brian A. Lebrecht, an employee of Cutler Law Group.
(6) Includes 300,000 shares owned by Mr. Hayes and 1,000,000 shares owned by Cactus Petroleum, Inc.

                         PLAN OF DISTRIBUTION

       The Company intends to offer up to 10,000,000 shares to potential investors by officers and directors of the Corporation, as well as broker/dealers licensed by the National Association of Securities Dealers, Inc. The Company does not presently have an underwriter for these shares.

       The Company will sell the shares at prevailing market prices or a discount from prevailing market prices of up to 50%.

       All securities referenced above under "Selling Stockholders" will be offered by the Selling Stockholders from time to time on the Nasdaq over-the-counter market, in privately negotiated sales or on other markets. The Company believes that virtually all of such sales will occur on the Nasdaq over-the-counter market in transactions at prevailing market rates. Any securities sold in brokerage transactions will involve customary brokers' commissions. No underwriters will participate in any such sales on behalf of the Selling Stockholders.

                        PRINCIPAL STOCKHOLDERS

Common Stock

       The following table sets forth certain information regarding beneficial ownership of common stock as of October 1, 1999 by:

       - each person or entity known to Lakota to own beneficially more than 5% of Lakota's common stock;

       -      each of Lakota's directors;

       -      each of Lakota's named executive officers; and

       -      all executive officers and directors as a group.

                  Name and Address of                 Amount and Nature of        Percent of
Title of Class    Beneficial Owner                    Beneficial Ownership        Class

Common Stock      R.K. (Ken) Honeyman (1)(2)                   3,606,429              8.6 %

Common Stock      Howard N. Wilson (1)(2)                      1,329,643              3.2%

Common Stock      Nicholas R. Athens (1)                         50,000                <1%

Common Stock      John B. Hayes (1)(2)                         1,300,000              3.1%

Common Stock      Majed Jalali (1)                             3,000,000              7.2%

Common Stock      Patrick (Cody) Morgan (1)(3)                 2,000,000              4.8%

Common Stock      Dipak Bhatt (3)(4)                           6,000,000              13.1%
                  4107 Vaughn Creek Court
                  Sugarland, Texas 77479



All Officers and
Directors as a
Group
(6 Persons) (2)                                                11,286,072             27.0%


(1)    The address for each of these shareholders is c/o Lakota
       Technologies, Inc., 2849 Paces Ferry Road, Suite 710,
       Atlanta, Georgia 30339.

(2) Does not include shares issued under Lakota's Omnibus Stock Option Plan because they cannot be exercised within sixty days. See "Executive Compensation."

(3) Includes shares held as joint tenants with spouse, or directly in spouse's name.

(4) Includes warrants to purchase an aggregate of 4,000,000 shares of common stock, 1,250,000 of which are exercisable until November 30, 1999 at $0.10 per share, 1,250,000 of which are exercisable until November 30, 2000 at $0.15 per share, 750,000 of which are exercisable until December 22, 1999 at $0.15 per share, and 750,000 of which are exercisable until December 22, 2000 at $0.20 per share.

                      DESCRIPTION OF SECURITIES

       Our authorized capital stock consists of 100,000,000 shares of common stock, no par value, and 25,000,000 shares of preferred stock, no par value. The following summary of certain provisions of our common stock, preferred stock, and warrants is qualified in its entirety by reference to our articles of incorporation, as amended, and bylaws, which have been filed as exhibits to the registration statement of which this prospectus is a part.

Common Stock

       As of October 1, 1999, there were 41,778,182 shares of common stock outstanding, held by approximately 111 shareholders of record.

       Holders of our common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Subject to preferences that may be applicable to any then outstanding preferred stock, holders of common stock are entitled to receive ratably such dividends, if any, as may be declared by the board of directors out of funds legally available therefor. See "Dividend Policy." Upon a liquidation, dissolution or winding up of Lakota, the holders of common stock will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all debts and other liabilities of Lakota, subject to the prior rights of any preferred stock then outstanding. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking funds provisions applicable too the common stock. All outstanding shares of common stock are, and the common stock to be outstanding upon completion of this offering will be, fully paid and nonassessable.

Preferred Stock

       Our board of directors has the authority, without further action by the shareholders, to issue from time to time the preferred stock in one or more series and to fix the number of shares, designations, preferences, powers and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of preferred stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions and purchase funds and other matters. The issuance of preferred stock could decrease the amount of earnings and assets available for distribution to holders of common stock or affect adversely the rights and powers, including voting rights, of the holders of common stock, and may have the effect of delaying,
deferring or preventing a change in control of Lakota.   No shares
of Preferred Stock have been authorized, issued, or are outstanding.

Convertible Notes

       On August 24, 1999, we issued a $150,000 face value convertible promissory note to each of five (5) individuals (the "Notes"). The Notes pay interest at the rate of 8% per annum, and are convertible by the holders thereof into shares of our common stock at a price equal to 75% (65% in the event we default on the

Notes) of the closing bid price for our common stock on the day immediately prior to conversion. If the Notes were converted today, the Note Holders could obtain approximately 5,882,353 shares of common stock. Our President, Ken Honeyman, personally guaranteed repayment of the Notes and pledged 1,958,000 shares of common stock held in his name as collateral.

Warrants

       The Company currently has outstanding warrants to acquire an aggregate of 13,342,800 shares of its common stock, at exercise prices ranging from $0.10 per share to $3.00 per share. The Company is registering herein an aggregate of 11,000,000 shares of common stock underlying the exercise of warrants. See "Selling Shareholders."

Transfer Agent

The transfer agent for the common stock is American Securities
Transfer, 12039 West Alameda Parkway, Z-2, Lakewood, Colorado 80228.

                            LEGAL MATTERS

       The validity of the securities offered hereby will be passed upon for the Company by Cutler Law Group, Newport Beach, California.
 MRC Legal Services Corporation, a California corporation which does business as Cutler Law Group, is presently the beneficial owner of an aggregate of 356,250 shares of the Company's Common Stock. Employees of Cutler Law Group own an additional 118,750 shares of the Company's Common Stock. These shares of common stock are being registered in this registration statement.

                        AVAILABLE INFORMATION

       The Company is not subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2, together with all amendments and exhibits thereto, under the Securities Act of 1933 with respect to the common stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Statements contained in this prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

       A copy of the Registration Statement may be inspected by anyone without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and its public reference facilities in New York, New York and Chicago, Illinois, upon the payment of the fees prescribed by the Commission.
 The Registration Statement is also available through the Commission's World Wide Web site at the following address: http://www.sec.gov.

                               EXPERTS

       The consolidated financial statements of Lakota as of June 30, 1999 included in this Prospectus have been so included in reliance on the report of Jones, Jensen and Company, independent accountants, given on the authority of said firm as experts in auditing and accounting.

YOU MAY RELY ON THE INFORMATION CONTAINED IN THIS
PROSPECTUS.  WE HAVE NOT AUTHORIZED ANYONE TO
PROVIDE INFORMATION DIFFERENT FROM THAT CONTAINED
IN THIS PROSPECTUS.  NEITHER THE DELIVERY OF THIS
PROSPECTUS NOR SALE OF COMMON STOCK MEANS THAT
INFORMATION CONTAINED IN THIS PROSPECTUS IS
37,990,000 SHARES OF COMMON STOCK
CORRECT AFTER THE DATE OF THIS PROSPECTUS.  THIS
PROSPECTUS IS NOT AN OFFER TO SELL OR A
SOLICITATION OF AN OFFER TO BUY THESE SHARES OF
THE COMMON STOCK IN ANY CIRCUMSTANCES UNDER WHICH
THE OFFER OR SOLICITATION IS UNLAWFUL.

       _____________________                                         LAKOTA

        TABLE OF CONTENTS                                  TECHNOLOGIES, INC.
                            Page

Prospectus Summary             2
Risk Factors                   6
Price Range of Securities     13
Dividend Policy               13
Dilution                      14                                    [Logo]
Management's Discussions
     and Analysis of
     Financial Condition
     and Results
     of Operations            15
Business                      18
Management                    25
Executive Compensation        28
Selling Securityholders       31
Plan of Distribution          34
Principal Stockholders        35
Description of Securities     37                        _________________
Legal Matters                 39
Experts                       39                         PROSPECTUS
Index to Consolidated
Financial Statements         F-1                        _________________





Dealer Prospectus Delivery Obligation Until
___________, 19__; all dealers that effect                   OCTOBER 5, 1999
transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers' obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

                               Part II

                INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The laws of the State of Colorado and our corporate bylaws provide for indemnification of our directors and officers for liabilities and expenses that they may incur while acting in such capacities. In general, our directors and officers are indemnified for actions they take in good faith and in a manner reasonably believed to be in, or not opposed to, our best interests. With respect to criminal actions or proceeds, they are indemnified if they had no reasonable cause to believe their actions were unlawful.
 In addition, their liability is limited by our Articles of Incorporation.

     We do not currently have a policy of directors and officers insurance.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth our estimated expenses in connection with the distribution of the securities being registered.
 None of the expenses will be paid by selling securityholders.
Except for SEC filing fees, all expenses have been estimated and are subject to future contingencies.

     SEC registration fee. . . . . . . . . .      $     1,423.21
     Legal fees and expenses . . . . . . . .           60,000.00
     Printing and engraving expenses . . . .           10,000.00
     Accounting fees and expenses. . . . . .           25,000.00
     Blue sky fees and expenses. . . . . . .            8,000.00
     Transfer agent registration fees and expenses . .  1,000.00
     Miscellaneous Expenses. . . . . . . . .            2,576.79

     Total . . . . . . . . . . . . . . . . .       $  108,000.00

RECENT SALES OF UNREGISTERED SECURITIES

Effective November 6, 1996, Lakota Energy, Inc., a Colorado corporation ("Lakota Energy") merged with and into Chancellor Trading Group, Inc., a Colorado corporation ("Chancellor") in a business combination described as a "reverse acquisition", with Chancellor being the surviving corporation. For accounting purposes, the transaction has been treated as the acquisition of Chancellor (the Registrant) by Lakota Energy. As part of the transaction, Chancellor changed its name to Lakota Energy. Immediately prior to the transaction, Chancellor had 1,801,000 shares of Common Stock outstanding. As part of Chancellor's reorganization with Lakota Energy, Chancellor issued 9,187,500 shares of its Common Stock to the shareholders of Lakota Energy in exchange for 4,593,750 shares of Lakota Energy Common Stock, and an additional 118,000 shares to third parties, so that subsequent to the transaction, there were 11,106,500 shares of common stock issued and outstanding. All of the issuances were exempt under Section 4(2) of the Securities Act of 1933.

In January 1997, the Company issued an aggregate of 812,500 shares of Series A Preferred Stock to Pilares Oil & Gas, Inc. in exchange for certain oil and gas leasehold interests. The issuance was exempt under Section 4(2) of the Securities Act of 1933. Subsequently, in March 1997, Pilares Oil & Gas converted all of the shares of Series A Preferred Stock into 812,500 restricted shares of common stock.

From March 1997 through June 1998, the Company issued an aggregate of 216,100 shares of restricted common stock under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 to approximately twenty three (23) accredited investors at a price of $1.00 per share, resulting in gross proceeds to the Company of $216,100.

From May 1997 through January 1999, and once in April 1999, the Company sold an aggregate of 5,075,200 Units in a private placement under Rule 506 of Regulation D and Section 4(2) of the Securities Act of 1933 to a total of thirty seven (37) accredited investors. Each Unit consisted of one share of restricted common stock, one warrant to acquire one share of common stock within twelve (12) months from the date of purchase, and one warrant to acquire one share of common stock within twenty four (24) months of the date of purchase. The prices paid for the Units, as well as the exercise price of the warrants, varied depending on the market price of the Company's common stock at the time of each transaction.

In November 1998, the Company issued an aggregate of 4,528,433 shares of restricted common stock to five entities in connection with purchase of two leasehold interests through Optima Investments. In June 1999, pursuant to a settlement agreement with Optima, all of the shares were retired.

In February 1999, the Company issued an aggregate of 1,000,000 shares of restricted common stock under Rule 506 of Regulation D and
Section 4(2) of the Securities Act of 1933 to Cactus Petroleum,
Inc., an entity controlled by John B. Hayes, a Director of the Company, as consideration for certain services rendered in connection with the Optima Investments transaction. Mr. Hayes was also issued 300,000 shares of restricted common stock in July 1999 as consideration under a verbal employment agreement with the Company.

In March 1999, the Company issued an aggregate of 18,520 shares of common stock under Rule 504 of Regulation D to MRC Legal Services Corporation, an accredited entity acting as securities counsel to the Company, in exchange for services rendered. In July 1999, an aggregate of 75,000 shares of restricted common stock was issued to MRC Legal Services Corporation under Section 4(2) of the Securities Act of 1933 for services rendered. In September 1999, an aggregate of 400,000 shares of restricted common stock was issued to MRC Legal Services Corporation and its employee under Section 4(2) of the Securities Act of 1933 for services rendered, including services in connection with the preparation and filing of our SB-2 Registration Statement of which this Prospectus is a part.

In March and April 1999, the Company issued an aggregate of 260,000 shares of common stock under Rule 504 of Regulation D to PMR &
Associates, an accredited entity providing public relations services to the Company, in exchange for services rendered.

In March 1999, the Company sold an aggregate of $550,000 face value convertible debentures to three (3) individuals located outside the United States under Rule 504 of Regulation D. The debentures were convertible into shares of common stock of the Company at the discretion of the holder thereof. All of the debentures have been converted into an aggregate of 7,685,581 shares of common stock.

In April 1999, the Company issued 1,676,429 and 1,229,643 shares of common stock to Robert Kent Honeyman and Howard Wilson, respectively, in exchange for deferred compensation due to them under verbal employment agreements with the Company. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

In June 1999, the Company issued an aggregate of 3,000,000 shares of restricted common stock to Majed Jalali, the sole shareholder of 2-Infinity.com, Inc., pursuant to the acquisition agreement between the Company and Jalali. The issuance was exempt under Section 4(2) of the Securities Act of 1933.

In June and August 1999, the Company issued an aggregate of 355,000 restricted shares to six existing shareholders who exercised warrants acquired in the previous unit offering. As a result of the exercise, the Company received $70,500. The issuance was exempt under Rule 506 and Section 4(2) of the Securities Act of 1933.

In June 1999, the Company issued an aggregate of 3,000,000 shares of restricted common stock to three (3) individuals in connection with the acquisition of Voice Design, Inc. The issuance was exempt under
Section 4(2) of the Securities Act of 1933.

In July 1999, the Company sold an aggregate of $74,000 face value convertible debenture to an accredited Colorado limited liability company under Rule 504 of Regulation D. The debenture was convertible into shares of common stock of the Company at the discretion of the holder thereof. The entire debenture was converted into an aggregate of 793,966 shares of common stock.

In July 1999, the Company issued an aggregate of 495,385 shares of restricted common stock to Brent Cavazos, an accredited investor and litigation counsel to the Company, in exchange for services rendered. The issuance was exempt under Rule 506 and Section 4(2) of the Securities Act of 1933.

In August 1999, the Company sold an aggregate of $23,500 face value convertible debenture to an accredited Colorado limited liability company under Rule 504 of Regulation D. The debenture was convertible into shares of common stock of the Company at the discretion of the holder thereof. The entire debenture was converted into an aggregate of 391,250 shares of common stock.

In August 1999, the Company issued an aggregate of 1,715,000 shares in the name of Jacob International, Inc. pursuant to a public relations agreement. Of the shares issued, 428,000 have been delivered to Jacob, and the balance are held in escrow to be delivered when the closing bid price of the Company's common stock reaches certain milestones. See "Selling Shareholders."

In August 1999, the Company executed five promissory notes in the aggregate face amount of $750,000 under Rule 506 of Regulation D. Each of the notes is convertible into shares of common stock at the discretion of the holder thereof. In addition, as part of the transaction, the Company issued an aggregate of 5,000,000 warrants to acquire common stock to the holders of the notes. See "Description of Securities."

In September 1999, the Company issued 1,500,000 shares of restricted common stock to one accredited investor for $210,000. The investor also received warrants to acquire 500,000 shares of common stock at $0.28 per share, exercisable until September 28, 2001. Both the common stock issued to the investor and the common stock underlying the exercise of the warrants are being registered in the registration statement of which this is a part. The issuance was pursuant to an exemption under Rule 506 of Regulation D.

EXHIBITS

     Exhibit No.         Description

     2.1 Agreement and Plan of Reorganization dated November 6, 1996 between Lakota Energy, Inc. and Chancellor Trading Group, Inc.
     2.2 Reorganization and Stock Purchase Agreement dated May 28, 1999 between Lakota Energy, Inc., 2-Infinity.com, Inc., and Majed Jalali.
     2.3 Reorganization and Stock Purchase Agreement dated June 8, 1999 between Lakota Energy, Inc. and Voice Design, Inc. and its shareholders.
     2.4 Stock Transfer Agreement dated June 14, 1999 between Lakota Energy, Inc. and Lakota Oil and Gas, Inc.
     3.1 Articles of Incorporation of Chancellor Trading Group, Inc. filed July 14, 1995.
     3.2            Articles of Merger between Lakota Energy, Inc.
                    and Chancellor Trading Group, Inc. filed
                    December 27, 1996.
     3.3 Articles of Amendment to the Articles of Incorporation of Lakota Energy, Inc. filed August 4, 1999.
     3.4            Bylaws of Lakota Energy, Inc., as amended.
     5 Opinion of Cutler Law Group with respect to legality of the securities of the Registrant begin registered
     10.1                Oil and Gas Lease dated October 21, 1995.
     10.2 Assignment of Oil, Gas and Mineral Lease dated March 15, 1996.
     10.3                Oil, Gas and Mineral Lease dated April 26,
                         1996.
     10.4 Lease Agreement dated December 17, 1996 for the premises located at 2849 Paces Ferry Road, Suite 710, Atlanta, Georgia.
     10.5 Employment Agreement between 2-Infinity.com, Inc. and Majed Jalali effective June 1, 1999.
     10.6 Employment Agreement between Voice Design, Inc. and Charles Downey, Jr., effective June 14, 1999.
     10.7 Employment Agreement between Voice Design, Inc. and Patrick "Cody" Morgan effective June 14, 1999.

     10.8 Lakota Energy, Inc. Omnibus Stock Option Plan effective August 1, 1999.
     10.9 Agreement for investor relations services with PMR and Associates dated January 27, 1999, as amended.
     10.10 Agreement for investor relations services with Market Strategies dated June 4, 1999.
     10.11 Consulting Agreement with Rapid Release Research, LLC effective August 9, 1999.
     10.12 Escrow Agreement dated August 11, 1999 between Lakota Technologies, Inc., Rapid Release Research, LLC, and MRC Legal Services Corporation, as escrow agent.
     10.13 Promissory Note payable to Paras Chokshi dated February 12, 1999.
     10.14               Promissory Note payable to Dipak Bhatt
                         dated February 12, 1999.
     10.15 Promissory Note payable to Lakota Energy, Inc. from Robert Kent Honeyman dated April 29, 1999.
     10.16 Securities Subscription Agreement dated as of March 16, 1999 between Lakota Energy, Inc. and Y.L. Hirsch.
     10.17 Securities Subscription Agreement dated as of March 16, 1999 between Lakota Energy, Inc. and Amram Rothman.
     10.18 Securities Subscription Agreement dated as of March 16, 1999 between Lakota Energy, Inc. and Joshua Heimlich.
     10.19 8% Series A Senior Subordinated Convertible Redeemable Debenture due March 15, 2000, executed in favor of Y.L. Hirsch.
     10.20 8% Series A Senior Subordinated Convertible Redeemable Debenture due March 15, 2000, executed in favor of Amram Rothman.
     10.21 8% Series A Senior Subordinated Convertible Redeemable Debenture due March 15, 2000, executed in favor of Joshua Heimlich.
     10.22 Escrow Agreement dated as of March 16, 1999 between Lakota Energy, Inc., Y.L. Hirsch, Amram Rothman, Joshua Heimlich, and Edward
                         H. Burnbaum, Esq., as escrow agent.
     10.23 Securities Subscription Agreement dated as of July 23, 1999 between Lakota Energy, Inc. and HLKT Holdings, LLC.
     10.24 1% Series B Senior Subordinated Convertible Redeemable Debenture Due July 23, 2001, executed in favor of HLKT Holdings, LLC.
     10.25 Escrow Agreement dated as of July 23, 1999 between Lakota Energy, Inc., HLKT Holdings, LLC, and Edward H. Burnbaum, Esq. as escrow agent.
     10.26 Subscription Agreement dated August 27, 1999 between Lakota Technologies, Inc. and HLKT Holdings, LLC.
     10.27 3% Convertible Debenture due August 27, 2000 dated as of August 27, 1999 and executed in favor of HLKT Holdings, LLC.
     10.28 Securities Purchase Agreement dated as of August 24, 1999 by and among Lakota Technologies, Inc., Y.L. Hirsch, Sholem Liebenthal, Avram Rothman, Joshua Heimlich, and Zvi Y. Zelikovitz.
     10.29 8% Convertible Note due August 24, 2001, dated August 24, 1999, and executed in favor of Y.L. Hirsch.

     10.30 8% Convertible Note due August 24, 2001, dated August 24, 1999, and executed in favor of Sholem Liebenthal.
     10.31 8% Convertible Note due August 24, 2001, dated August 24, 1999, and executed in favor of Amram Rothman.
     10.32 8% Convertible Note due August 24, 2001, dated August 24, 1999, and executed in favor of Joshua Heimlich.
     10.33 8% Convertible Note due August 24, 2001, dated August 24, 1999, and executed in favor of Zvi Y. Zelikovitz.
     10.34 Common Stock Purchase Warrant dated August 24, 1999, and executed in favor of Y.L. Hirsch.
     10.35 Common Stock Purchase Warrant dated August 24, 1999, and executed in favor of Sholem Liebenthal.
     10.36 Common Stock Purchase Warrant dated August 24, 1999, and executed in favor of Amram Rothman.
     10.37 Common Stock Purchase Warrant dated August 24, 1999, and executed in favor of Joshua Heimlich.
     10.38 Common Stock Purchase Warrant dated August 24, 1999, and executed in favor of Zvi Y. Zelikovitz.
     10.39 Escrow Agreement dated as of August 24, 1999 between Lakota Technologies, Inc., Y.L. Hirsch, Sholem Liebenthal, Avram Rothman, Joshua Heimlich,, Zvi Y. Zelikovitz, and Edward H. Burnbaum, Esq., as escrow agent.
     10.40 Registration Rights Agreement dated as of August 24, 1999 between Lakota Technologies, Inc., Y.L. Hirsch, Sholem Liebenthal, Avram Rothman, Joshua Heimlich,, and Zvi Y. Zelikovitz.
     10.41 Guaranty dated as of August 24, 1999 by Robert Ken Honeyman and for the benefit Y.L. Hirsch, Sholem Liebenthal, Avram Rothman, Joshua Heimlich,, and Zvi Y. Zelikovitz.
     10.42 Stock Pledge and Security Agreement dated as of August 24, 1999 by Robert Ken Honeyman and for the benefit Y.L. Hirsch, Sholem Liebenthal, Avram Rothman, Joshua Heimlich,, and Zvi Y. Zelikovitz.
     10.43               Tut Systems, Inc. Value Added Reseller
                         Agreement dated May 20, 1999.
     10.44 Warrant executed in favor of Dipak Bhatt to purchase 1,250,000 shares, expiring November 30, 1999.
     10.45 Warrant executed in favor of Dipak Bhatt to purchase 1,250,000 shares, expiring November 30, 2000.
     10.46 Warrant executed in favor of Dipak Bhatt to purchase 750,000 shares, expiring December 22, 1999.
     10.47 Warrant executed in favor of Dipak Bhatt to purchase 750,000 shares, expiring December 22, 2000.
     10.48               Warrant executed in favor of Michael A.
                         Hancock and Steven D. Morrison to purchase
                         500,000 shares, expiring December 10, 1999.
     10.49               Warrant executed in favor of Michael A.
                         Hancock and Steven D. Morrison to purchase
                         500,000 shares, expiring December 10, 2000.

     10.50               Warrant executed in favor of Michael A.
                         Hancock and Steven D. Morrison to purchase
                         250,000 shares, expiring December 17, 1999.
     10.51               Warrant executed in favor of Michael A.
                         Hancock and Steven D. Morrison to purchase
                         250,000 shares, expiring December 17, 2000.
     10.52 Stock Purchase Agreement dated September 28, 1999 by and between the Company and Matt Hensley.
     10.53 Warrant dated September 28, 1999 by and between the Company and Matt Hensley.
     23.1           Consent of Jones, Jensen & Company, Certified
                    Public Accountants
     23.3           Consent of the Law Offices of M. Richard Cutler
                    (contained in opinion to be filed as Exhibit 5)
     24             Power of Attorney
     27             Financial Data Schedule

UNDERTAKINGS

The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement to:

          (i) Include any prospectus required by section 10(a)(3) of the Securities Act;

          (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii) Include any additional or changed material information on the plan of distribution.

     (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as express in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication such issue.

     (5) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4) or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (6) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

                              SIGNATURES

     In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Atlanta, State of Georgia, on October 5, 1999.


                              Lakota Technologies, Inc.


                              By:   /s/ Robert (Ken) Honeyman
                                   Robert (Ken) Honeyman
                                   President

                          POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below under the heading "Signature" constitutes and appoints Robert (Ken) Honeyman his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any or all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     In accordance with the requirements of the Securities Act of 1933, this Registration Statement or Amendment thereto has been signed by the following persons in the capacities and on the dates stated.

     SIGNATURE                          TITLE

/s/ Howard N. Wilson                    Vice President and
Howard N. Wilson                        Secretary, Director




/s/ Nicholas R. Athens                  Director
Nicholas R. Athens



/s/ John B. Hayes                       Director
John B. Hayes



/s/ Patrick "Cody" Morgan               Director
Patrick "Cody" Morgan

                      LAKOTA TECHNOLOGIES, INC.
                           AND SUBSIDIARIES
                    (A DEVELOPMENT STAGE COMPANY)

                  CONSOLIDATED FINANCIAL STATEMENTS

                            JUNE 30, 1999

                               C O N T E N T S



      Independent Auditors' Report . . . . . . . . . . . . . . . 3

      Consolidated Balance Sheets. . . . . . . . . . . . . . . . 4

      Consolidated Statements of Operations. . . . . . . . . . . 6

      Consolidated Statements of Stockholders' Equity  . . . . . 7

      Consolidated Statements of Cash Flows. . . . . . . . . . . 9

      Notes to the Consolidated Financial Statements . . . . .  11

                               INDEPENDENT AUDITORS' REPORT

      The Board of Directors
      Lakota Technologies, Inc. and Subsidiaries
      (A Development Stage Company)
      Denver, Colorado

      We have audited the accompanying consolidated balance sheets of Lakota Technologies, Inc. and Subsidiaries (a development stage company) as of June 30, 1999 and December 31, 1998 and the related consolidated statements of operations, stockholders' equity, and cash flows for the six months ended June 30, 1999, and for the years ended December 31, 1998 and 1997, and from inception on November 14, 1995 through June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lakota Technologies, Inc. and Subsidiaries (a development stage company) as of June 30, 1999 and December 31, 1998 and the results of their operations and their cash flows for the six months ended June 30, 1999 and for the years ended December 31, 1998 and 1997 and from inception on November 14, 1995 through June 30, 1999 in conformity with generally accepted accounting principles.

      The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 3 to the financial statements, the Company is a development stage company with no significant operating results to date, which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 3. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

       /s/  Jones, Jensen & Company

      Jones, Jensen & Company
      Salt Lake City, Utah
      September 15, 1999

           LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
                   Consolidated Balance Sheets


                             ASSETS

                                       June 30,             December 31,
                                        1999                    1998

CURRENT ASSETS

   Cash                              $ 152,037               $ 92,090
   Security deposit                      4,246                  2,077

      Total Current Assets             156,283                 94,167

PROPERTY AND EQUIPMENT (Note 2)

   Leasehold improvements                  673                    673
   Furniture and fixtures                4,382                  4,382
   Equipment                            14,184                  2,745
   Less: accumulated depreciation       (3,257)                (2,400)

      Total Property and Equipment      15,982                  5,400

OIL AND GAS PROPERTIES (Notes 1, 2 and 5)
                                        32,064                 32,064

      TOTAL ASSETS                   $ 204,329              $ 131,631


The accompanying notes are an integral part of these financial statements.

           LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
             Consolidated Balance Sheets (Continued)


              LIABILITIES AND STOCKHOLDERS' EQUITY

                                                 June 30,              December 31,
                                                  1999                     1998

CURRENT LIABILITIES

    Accounts payable                           $ 36,487                  $ 2,104
    Line of credit                                1,800                      -
    Notes payable (Note 9)                       30,000                      -
    Notes payable - related party(Note 4 and 9)  90,315                  54,914
    Accrued interest - related party(Note 4)     15,708                  13,193
    Accrued expenses                             20,115                   6,622

       Total Current Liabilities                194,425                  76,833

STOCKHOLDERS' EQUITY

    Preferred stock 25,000,000 shares authorized,
       no par value; no shares outstanding         -                        -
    Common stock 100,000,000 shares authorized, no par
       value; 36,932,966 shares issued and outstanding
                                              4,955,527              1,650,389
      Loan receivable - related party          (161,022)               (36,507)
      Interest receivable - related party        (8,217)                (1,763)
      Deficit accumulated during the
             development stage               (4,776,384)            (1,557,321)

        Total Stockholders' Equity                9,904                 54,798

        TOTAL LIABILITIES AND
        STOCKHOLDERS' EQUITY
                                              $ 204,329              $ 131,631


The accompanying notes are an integral part of these financial statements.

           LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                  (A Development Stage Company)
              Consolidated Statements of Operations

                                                                                              From
                                              For the                                         Inception on
                                              Six Months            For the                   November 14,
                                              Ended               Years Ended                 1995 Through
                                              June 30,            December 31,                June 30,
                                              1999            1998          1997              1999


REVENUES                                   $   13,276         $   -       $   -               $   13,276

EXPENSES

   Depreciation expense                           857          1,200          -                   3,257
   Amortization expense                     2,159,000             -           -               2,159,000
   Oil and gas properties expenditures        133,071             -        1,200                133,071
   General and administrative                 942,618        351,139     303,897              1,705,673

      Total Expenses                        3,235,546        352,339     305,097              4,001,001

      Loss from Operations                 (3,222,270)      (352,339)   (305,097)            (3,987,725)

OTHER INCOME (EXPENSE)

   Interest expense                            (3,247)        (5,491)   (436,061)              (796,875)
   Interest income                              6,454          1,362         400                  8,216

      Total Other Income (Expense)              3,207         (4,129)   (435,661)              (788,659)

NET LOSS                                 $ (3,219,063)    $ (356,468)  $(740,758)          $ (4,776,384)

BASIC LOSS PER SHARE                     $      (0.14)    $    (0.03)  $   (0.06)

WEIGHTED AVERAGE NUMBER OF
  SHARES OUTSTANDING                       23,012,307     13,371,602  11,983,904


The accompanying notes are an integral part of these financial statements.

            LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                    (A Development Stage Company)
           Consolidated Statements of Stockholders' Equity


                                                                                       Deficit
                                                                                       Accumulated
                                                                                       During the
                                                          Common Stock                 Development
                                                    Shares           Amount            Stage
Balance at inception on
  November 14, 1995                                   -           $     -            $      -

Net loss for the period ended
  December 31, 1995                                   -                 -                (1,683)

Balance, December 31, 1995                            -                 -                (1,683)

Issuance of common stock to founders
  at approximately $0.00 per share               9,187,500           1,250                 -

Issuance of common stock in merger with
  Chancellor Trading Group, Inc. at
  approximately $0.002                           1,801,000           3,908                 -

Issuance of common stock for cash                  108,000         108,000                 -
  at $1.00 per share

Issuance of common stock for services               20,000          20,000                 -
  at $1.00 per share

Net loss for the year ended
  December 31, 1996                                   -                 -            (458,412)

Balance, December 31, 1996                     11,116,500          133,158           (460,095)

Common stock issued for cash at $1.00
  per share                                       212,500          212,500                -

Conversion of preferred stock to common
  stock at $1.00 per share                        812,500          812,500                -

Net loss for the year ended
  December 31, 1997                                  -                 -            (740,758)

Balance, December 31, 1997                     12,141,500     $  1,158,158      $ (1,200,853)


The accompanying notes are an integral part of these financial statements.

            LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                    (A Development Stage Company)
     Consolidated Statements of Stockholders' Equity (Continued)


                                                                                       Deficit
                                                                                       Accumulated
                                                                                       During the
                                                          Common Stock                 Development
                                                    Shares           Amount            Stage


Balance, December 31, 1997                      12,141,500        $ 1,158,158       $  (1,200,853)

Common stock issued for cash at
  approximately $0.10 per share                  3,608,800            344,378               -

Common stock issued for services
  at approximately $0.03 per share               4,928,433            147,853               -

Net loss for the year ended
  December 31, 1998                                  -                    -             (356,468)

Balance, December 31, 1998                      20,678,733         1,650,389          (1,557,321)

Common stock issued for cash
  at approximately $0.05 per share               1,520,000            77,600               -

Common stock issued for debt
  at approximately $0.07 per share               7,685,581           550,000               -

Common stock issued in business
  combination at $0.35 per share                 6,000,000         2,100,000               -

Common stock issued  for services
  at approximately $0.08 per share                4,894,977          507,538               -

Options issued for cash at approximately
  $0.02 per share                                    -                70,000               -

Common stock canceled (Note 12)                 (3,846,325)               -                -

Net loss for the six months ended
  June 30, 1999                                      -                    -           (3,219,063)

Balance, June 30, 1999                          36,932,966      $ 4,955,527         $ (4,776,384)


The accompanying notes are an integral part of these financial statements.

            LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                   (A Development Stage Company)
               Consolidated Statements of Cash Flows

                                                                                              From
                                              For the                                         Inception on
                                              Six Months            For the                   November 14,
                                              Ended               Years Ended                 1995 Through
                                              June 30,            December 31,                June 30,
                                              1999            1998          1997              1999


CASH FLOWS FROM OPERATING ACTIVITIES

   Net (loss)                               $  (3,219,063)   $  (356,468)      $  (740,758)  $  (4,776,384)
   Adjustments to reconcile net (loss to net
     cash flows from operating activities:

       Depreciation expense                           857          1,200             1,200          3,257
       Amortization expense                     2,159,000              -                 -      2,159,000
       Common stock issued for services           508,538        147,853                 -        676,391
   Changes in operating assets and liabilities:
       Increase (decrease) in accounts payable     34,383          2,104           (14,511)        36,487
       Increase (decrease) in accrued expenses     16,008          6,476          (370,801)        20,115
       Increase (decrease) in other assets         (2,169)             -             6,693         (4,246)
       Increase in related party receivable      (130,969)       (33,870)             (400)      (169,239)

         Net Cash (Used) by Operating Activities (633,415)      (232,705)       (1,118,577)    (2,054,619)

CASH FLOWS FROM INVESTING ACTIVITIES

   Purchase of property and equipment             (11,439)            -            (7,800)        (16,121)

         Net Cash (Used) by Investing Activities  (11,439)            -            (7,800)        (16,121)

CASH FLOWS FROM FINANCING ACTIVITIES


   Payment on notes payable                       (24,599)       (22,098)               -         (46,697)
   Proceeds from notes payable/debenture          581,800            -             77,012         335,264
   Conversion of preferred stock to common stock        -            -            812,500         812,500
   Issuance of common stock                       147,600        344,378          212,500         817,636

          Net Cash Provided by
          Financing Activities                    704,801        322,280        1,102,012       1,918,703

NET INCREASE (DECREASE) IN CASH                    59,947         89,575         (24,365)         152,037

CASH AT BEGINNING OF PERIOD                        92,090          2,515          26,880               -

CASH AT END OF PERIOD                           $ 152,037       $ 92,090         $ 2,515      $  152,037


The accompanying notes are an integral part of these financial statements.

              LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                    (A Development Stage Company)
          Consolidated Statements of Cash Flows (Continued)

                                                                                                      From
                                                      For the                                         Inception on
                                                      Six Months            For the                   November 14,
                                                      Ended               Years Ended                 1995 Through
                                                      June 30,            December 31,                June 30,
                                                      1999            1998          1997              1999


CASH PAID DURING THE PERIOD FOR:

    Interest                                         $      731        $    -        $    -            $       731
    Income taxes                                     $       -         $    -        $    -            $        -

NON-CASH TRANSACTIONS

    Common stock issued for services                 $  507,538        $ 147,853     $    -            $   555,391
    Organization costs paid by related party         $       -         $    -        $    -            $     5,472
    Issuance of preferred stock for oil and
      gas properties                                 $       -         $    -        $    -            $   812,500
    Common stock issued for business
     acquisitions                                    $2,100,000        $    -        $    -            $ 2,100,000
    Common stock issued for debt                     $  550,000        $    -        $    -            $   550,000


The accompanying notes are an integral part of these financial statements.

             LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 1 -   HISTORY AND ORGANIZATION

               The consolidated financial statements presented are those of Lakota Technologies, Inc. (formerly Chancellor Trading Group, Inc.) (the Company) (a development stage company) and its wholly owned subsidiaries Lakota Energy, Inc. (Lakota), Air Nexus, Inc., Lakota Oil and Gas, Inc. and 2-Infinity.com, Inc. The Company was incorporated in the State of Colorado on July 14, 1995.

               Effective November 6, 1996, the Company and
               (Lakota) completed an Agreement and Plan of Reorganization whereby the Company issued 9,187,500 shares of its common stock in exchange for 100% of the issued and outstanding common stock of (Lakota). The Company also changed its name on this date from Chancellor Trading Group, Inc. to Lakota Energy, Inc. (the same name as its subsidiary). In 1999, the Company changed its name to Lakota Technologies, Inc.

               Lakota was incorporated in the State of Colorado on November 14, 1995. Lakota was incorporated to engage in the acquisition and exploration of oil and gas properties.

               On November 11, 1996, Lakota exercised its option agreements and acquired 399,999 shares of common stock or 99.9% of the issued and outstanding shares of West Bolt Energy, Inc. (West Bolt) for 812,500 of its series A redeemable convertible preferred stock valued at $36,716,560. The acquisition was accounted for as a combination under the purchase method of accounting with acquired oil and gas properties were recorded at their cost to the Company (see Note 4).

               At the time of reorganization, the Company had very little activity with minimal operations and assets.
                Additionally, the exchange of the Company's common
               stock for the common stock of Lakota resulted in the former stockholders of Lakota obtaining control of the Company. Accordingly, Lakota became the continuing entity for accounting purpose, and the transaction was accounted for as a recapitalization of Lakota with no adjustment to the basis or assets acquired or liabilities assumed by the Company.
               The two companies merged into a single entity "Lakota Energy, Inc." on December 27, 1996.

               On June 9, 1999, the Company formed Lakota Oil & Gas, Inc., a 100% owned subsidiary. The Company transferred their interest in two oil exploration projects into Lakota Oil and Gas, Inc. As of June 30, 1999, Lakota Oil & Gas, Inc. had no significant operations.

  NOTE 2 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

               a. Accounting Method

               The Company's financial statements are prepared using the accrual method of accounting. The
               Company has elected a December 31 year end.

               The Company uses the successful efforts method of accounting for oil and gas producing activities. Costs to acquire mineral interests in oil and gas properties, to drill and equip exploratory wells that find proved reserves, and to drill and equip development wells are capitalized. Costs to drill exploratory wells that do not find proved reserves, geological and geophysical costs, and costs of carrying and retaining unproved properties are expensed.

             LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 2 -    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

              b. Provision for Taxes

              At June 30, 1999, the Company had net operating loss carryforwards of approximately $4,776,000 that may be offset against future taxable income through 2014. No tax benefit has been reported in the financial statements because the Company believes that there is a 50% chance the net operating loss carryforwards will expire unused, therefore the potential tax benefits of the loss carryforwards are offset by a valuation allowance of the same amount.

              c. Cash Equivalents

              The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

              d. Basic Loss Per Share

              The computation of income basic loss per share of common stock is based on the weighted average number of shares outstanding at the date of the financial statements. Fully diluted net loss per common share is not materially different from basic loss per share.

              e. Estimates

              The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

              Significant estimates include the valuation of proved, undeveloped reserves related to the oil and gas properties. The ultimate recovery of proved, undeveloped reserves is dependent on the success of future development of the properties and in the Company's ability to complete the development.

              f. Amortization

              Fixed assets are stated at cost. Oil and gas wells will be amortized using the units-of-production method on the basis of total estimated units of proven reserves. Amortization will not be recorded until reserves are extracted.

              g. Consolidation

              The consolidated financial statements are those of the Lakota Energy, Inc.(formerly Chancellor Trading Group, Inc.), its wholly owned subsidiaries, Air Nexus, Inc, 2-Infinity.com, Inc. and Lakota Energy, Inc. and its 99.9% owned subsidiary West Bolt Energy, Inc. (West Bolt). All intercompany accounts have been eliminated in the consolidation.

               LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 2 -     SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

               h.  Property and Equipment

               Property and equipment are stated at cost.
               Expenditures for small tools, ordinary maintenance and repairs are charged to operations as incurred. Major additions and improvements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives as follows

              Leasehold improvements           7 years
              Furniture and fixtures           7 years
              Equipment                        5 years

             Depreciation expense for the periods ended June 30, 1999 and December 31, 1998 was $857 and $1,200,
             respectively.

             i.  Advertising

             The Company follows the policy of charging the costs of advertising to expense as incurred.

             j.  New Accounting Pronouncements

             The Financial Accounting Standards Board has issued Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share" and Statement of Financial Accounting Standards No. 129 "Disclosures of Information About an Entity's Capital Structure." SFAS No. 128 provides a different method of calculating earnings per share than was previously used in accordance with APB Opinion No. 15, "Earnings Per Share." SFAS No. 128 provides for the calculation of "Basic" and "Dilutive" earnings per share. Basic earnings per share includes no dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the potential dilution of securities that could share in the earnings of an entity, similar to fully diluted earnings per share. SFAS No. 129 establishes standards for disclosing information about an entity's capital structure.
             SFAS No. 128 and SFAS No. 129 are effective for financial statements issued for periods ended after December 15, 1997. In fiscal 1998, the Company adopted SFAS No. 128, which did not have a material impact on the Company's financial statements. The implementation of SFAS No. 129 did not have a material effect on the Company's financial statements.

             k.  Goodwill

             The Company assesses long-lived assets for impairment under FASB Statement No. 121, Accounting for the Impairment of long-Lived Assets. Under those rules, goodwill associated with assets acquired in a purchase business combination where determined to be impaired because circumstances exist that indicate the carrying amount of those assets may not be recoverable. The total goodwill was amortized because of the impairment.

             LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 3 -   GOING CONCERN

             The Company's financial statements are prepared using generally accepted accounting principles applicable to a going concern which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has not established revenues sufficient to cover its operating costs and allow it to continue as a going concern. Management believes that the Company will soon be able to generate revenues sufficient to cover its operating costs. Currently shareholders are committed to pay all operating and other costs until sufficient revenues are generated.

  NOTE 4 -  RELATED PARTY TRANSACTIONS

             Can Am Resources, Inc. signed two notes receivable to the Company in 1996 and one additional note in 1997 and 1998. The total of the notes was $148,585 and they bear 10% interest. The president of the Company is the president of Can Am Resources, Inc. The notes are unsecured and due on demand.

             The Company had signed notes payable to related companies totaling $90,315 at June 30, 1999. The notes bear interest at 10% per annum. Accrued interest at June 30, 1999 was $15,708. The notes are unsecured and are due on demand.

  NOTE 5 -   CONVERSION OF PREFERRED STOCK

             On February 26, 1997, the Board of Directors authorized the conversion of 812,500 shares of convertible preferred restricted stock into 812,500 shares of the Company's restricted common shares.

             In 1997, the preferred shareholders converted their shares to common stock on a conversion rate of one share of preferred stock for one share of common stock. At the time the stock was redeemed the Company was issuing stock for cash at $1.00 per share. The more readily available market price of the common stock cause the valuation of the oil and gas properties to be revalued using the common share price. In addition, the preferred shareholders forgave the accrued interest associated with the preferred shares which also reduced the value of the common shares received. The revaluation caused the oil and gas properties to be valued at $32,064.

  NOTE 6 -   COMMITMENTS AND CONTINGENCIES

             Operating Leases

             The Company leases its offices under a lease agreements accounted for as operating leases. Real estate taxes, insurance and maintenance expenses are obligations of the Company.

             LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 6 -   COMMITMENTS AND CONTINGENCIES (Continued)

             Minimum rental payments under the non-cancelable operating lease is as follows:

                 Periods Ended
                    June 30,

                     2000                   $   35,707
                     2001                       20,318
                     2002                       26,608
                     2003                           -
                  All other years                   -

             Rent expense was approximately $15,144 for the period ended June 30, 1999. It is expected that expiring leases will be renewed in the ordinary course of business.

  NOTE 7 -   WARRANTS

             A summary of the status of the Company's warrants as of June 30, 1999 and changes during the period ending June 30, 1999:

                                                                Average
                                                                Exercise
                                              Shares            Price

             Outstanding, December 31, 1998     -               $   -
                Granted                      9,005,600            0.30
                Expired                       (278,800)           0.30
                Exercised                     (310,000)           0.15

             Outstanding, June 30, 1999      8,416,800            0.50

             Exercisable, June 30, 1999      3,920,000            0.30

  NOTE 8 -   SUBSEQUENT EVENTS

             Subsequent to June 30, 1999, the Company issued convertible notes for approximately $100,000 convertible to approximately 700,000 shares of common stock. In addition, the Company issued five promissory notes of $150,000 each. Each promissory note could be converted to common stock at 25% of trading value of the stock on the day the conversion was exercised. Also, each note holder received warrants to acquire one million shares of stock at 50% of the trading value of the stock when exercised.

             LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 9 -   LONG-TERM DEBT

             Notes payable as of June 30, 1999 are detailed in the
               following summary:

             Notes payable to individuals; convertible to stock
               within three years; interest at 9.75%,
               paid quarterly until converted, unsecured.      $30,000

             Note payable to an individual; due in 90 days,
               unsecured.                                       40,000

             Notes payable to related party at 10% interest,
               due on demand, unsecured.                        50,315


                 Total long-term debt                          120,315

                 Less: current portion                        (120,315)

                 Long-term portion                            $      -


             Maturities of long term debt are summarized below:

                        Period ending June 30,   2000         $ 120,315
                                                 2001              -
                                                 2002              -
                                                 2003              -
                                                 2004              -

                                                Total         $ 120,315

  NOTE 10 - DEBENTURES

             In March 1999, the Company issued $550,000 of convertible debentures and incurred a fee of $44,000 on the issuance. All the debentures were converted prior to June 30, 1999 into 7,685,581 shares of common stock.

             LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 11 - INCOME TAXES

              The income tax benefit differs from the amount computed at federal statutory rates as follows:

                                                  For the
                                                Period Ended
                                                  June 30,
                                                    1999

             Income tax benefit at statutory rate  $ 1,053,600
             Change in valuation allowance          (1,053,600)
                                                   $        -

             Deferred tax assetse (liabilities)
               at June 30, 1999 are comprised of the following:

             Net operating loss carryforward       $ 1,583,170
             Valuation allowance                    (1,583,170)
                                                   $        -


  NOTE 12 -   COMMON STOCK TRANSACTIONS

              In 1997, the Company issued approximately 4,500,000 shares for services. In 1998, the Company renegotiated the number of shares due to the fact that the services had not been performed as anticipated. The Company received back and canceled 3,846,325 shares.

             LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 13 -   BUSINESS COMBINATION

              On June 9, 1999, the Company acquired all of the outstanding shares of Air Nexus, Inc., a retail provider of commercial voice and data services.

              The Company issued 3,000,000 shares of common stock for all of the outstanding shares of Air Nexus, Inc.

              The acquisition has been accounted for as a purchase and results of operations of Air Nexus, Inc. since the date of acquisition are included in the consolidated financial statements.

              Unaudited pro forma consolidated results of operations for the six months ended June 30, 1999 and for the year ended December 31, 1998 as though
              Air Nexus, Inc. had been acquired as of January 1, 1998 follows:


                                              For the
                                            Six Months      For the
                                              Ended        Year Ended
                                             June 30,      December 31,
                                               1999           1998

              Sales                         $ 112,186      $  92,714
              Net Income (loss)              (987,491)      (349,397)
              Earnings per common and
                common equivalent share     $   (0.04)     $   (0.03)

              In addition, the Company acquired all of the outstanding shares of 2-Infinity.com, Inc. through issuance of 3,000,000 shares of common stock. 2-Infinity.com, Inc. had only been in existence for a short period of time and had no prior operation, and, accordingly, no proforma financial statements are presented.

             LAKOTA TECHNOLOGIES, INC. AND SUBSIDIARIES
                     (A Development Stage Company)
             Notes to the Consolidated Financial Statements
                             June 30, 1999


  NOTE 14 -   OPERATING SEGMENTS

              Effective June 30, 1999, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." The Company conducts its operations principally in the oil and gas industry through Lakota Energy, Inc., in the high speed internet access industry with 2-Infinity.com, Inc. and in the commercial voice and data services industry with Air Nexus, Inc.

              Certain financial information concerning the
              Company's operations in different industries is as follows:

                                                                            For the Six Months
                                                                            Ended June 30, 1999
                                                                  Lakota          Air             2-Infinity.
                                                                Energy, Inc.   Nexus, Inc.         Com, Inc.

                 Net sales                                     $   5,255        $   8,021         $     -
                 Operating loss applicable to
                    industry segment                             905,268           17,378             33,900
                 Writedown of goodwill                                 -       (1,020,000)        (1,139,000)
                 Interest expense                                 (3,247)               -               -
                 Other income (expenses) - interest income         6,454                -               -
                 Assets                                           77,476            9,753            117,100
                 Depreciation and amortization                       671                -                186
                 Property and equipment acquisitions                   -              301             11,138

              Prior to 1999, the Company only operated in the oil and gas industry.